ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of April 29, 2004, by and between:

(1)     MODINE MANUFACTURING COMPANY, a company organized and existing under the laws of Wisconsin, with its head office located at 1500 DeKoven Avenue, Racine, Wisconsin, U.S.A. (the "Purchaser"); and

(2)     WINIAMANDO INC., a company organized and existing under the laws of Korea, with its head office located at 121 MaeGok-Li, Tangjung-Myun, Asan City, Chungcheong-nam-do, Korea (the "Seller").

The Purchaser and the Seller shall individually be referred to as a "Party" and collectively as the "Parties".

RECITALS

WHEREAS, the Seller and the Chinese Subsidiaries are engaged in the business of the design, manufacture and sale of climate control systems and components and engine cooling parts for passenger cars, commercial vehicles, buses, trains and industrial and agricultural equipment and all business and activities of the Seller carried out under the name "Automotive Climate Control Division" (such business of the Seller, excluding the business conducted by the Chinese Subsidiaries, to be referred to as the "Business"; such business conducted by the Chinese Subsidiaries to be referred to as the "Chinese Business");

WHEREAS, the Seller desires to sell, and the Purchaser desires to cause its subsidiary ("Newco"), a company to be organized under the laws of Korea, to purchase the Purchased Assets and the Purchased Shares and assume the Subject Liabilities for the consideration and upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties intend that, prior to the Closing, the Purchaser will incorporate Newco under the laws of Korea and the Purchaser will assign, subject to the terms and conditions of this Agreement, to Newco, and Newco will assume, all of the Purchaser's rights and obligations under this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1     Definitions. As used in this Agreement, unless otherwise required by the context or unless otherwise specified herein, the following terms shall have the following meanings:

"ACC Retained Liabilities" means any and every (i) Liability of the Seller relating to the operation of the Business or ownership or operation of the Purchased Assets or the Purchased Shares prior to the Closing (whether or not such Liability is first claimed or asserted prior to or after the Closing), or (ii) Liability that arises to the Purchaser by operation of Law relating to the operation of the Business by the Seller or the ownership or operation of the Purchased Assets or the Purchased Shares by the Seller prior to the Closing (whether or not such Liability is first claimed or asserted prior to or after the Closing), and shall include (x) without limitation the Liabilities set forth in Exhibit D, but (y) explicitly exclude the Transferred Liabilities and the Subject Liabilities.

"affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this sentence, "control" means the possession, directly or indirectly, of more than 50% of the voting capital stock in the relevant Person.

"Agreement" means this Asset Purchase Agreement entered into by and between the Purchaser and the Seller.

"Ancillary Agreements" means (i) the Escrow Agreement, (ii) the Separation Agreement, (iii) the Transition Services Agreement, (iv) the Asset Purchase Agreement and Ancillary Agreements Assignment and Assumption Agreement, (v) the Trademark License Agreement, and (vi) the Employment Transfer Agreements (to the extent actually executed by the employees of the Business).

"Anhui Mando" means Anhui Jianghuai Mando Climate Control Co., Ltd., a company organized and existing under the laws of China.

"Anhui Mando Bank Loan" has the meaning set forth in Section 5.2(e).

"Anhui Mando Indemnity" has the meaning set forth in Section 5.2(e).

"Apartment Block Number 1" means five apartment buildings containing 245 residential units and one commercial building located at 85-1 Dongsan-Li, Tangjung-Myun, Asan City, Chungchung-nam-do, Korea and the parcel of land underlying such buildings.

"Asset Purchase Agreement and Ancillary Agreements Assignment and Assumption Agreement" means the assignment and assumption agreement to be entered into by and among the Purchaser, the Seller and Newco substantially in the form attached hereto as Exhibit J.

"Assumed Current Liabilities" means all Liabilities corresponding in name, character and calculation method with all of the line items listed under "Current Liabilities" in the Reference Balance Sheet (as they are updated in the Provisional Final Balance Sheet and the Final Balance Sheet) other than (i) "VAT" and "Accrued Wages," under "Other Account Payables" and (ii) "Withholdings," "Accrued Expenses Payable," "Accrued Income Taxes" and "Current Portion of Long-term Debts."

"Balance Sheet Date" means December 31, 2003.

"Bank Housing Loan" means two loans extended by Kookmin Bank to the Seller in connection with the construction of Apartment Block Number 1, with the outstanding balance of 3.419 billion Won as of December 31, 2003 and the kun-mortgage established on Apartment Block Number 1 to secure such loans.

"Benefit Plans" means each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement (if any); each severance or termination pay, medical, surgical, hospitalization, life insurance and other welfare plan, fund or program (if any); each profit-sharing, stock bonus or other pension plan, fund or program (if any); each employment, termination or severance agreement (if any); and each other employee benefit plan, fund, program, agreement or arrangement (if any), in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Seller, or to which any of the Seller is party, whether written or oral, for the benefit of any director, employee or former employee of the Business.

"Bill of Sale" has the meaning set forth in Section 3.4(a).

"Business" has the meaning set forth in the Recitals.

"Cash" shall mean cash and cash equivalents as such terms are defined in accordance with Korean GAAP.

"China" means the People's Republic of China, excluding Hong Kong, Macao and, for the avoidance of any doubt, Taiwan.

"Chinese Business" has the meaning set forth in the Recitals.

"Chinese Financial Statements " has the meaning set forth in Section 5A.2(a).

"Chinese Subsidiaries" means Anhui Mando and Shanghai Mando.

"Closing" has the meaning set forth in Section 3.1.

"Closing Date" has the meaning set forth in Section 3.1.

"Contracts" means all contracts, agreements, commitments and understandings (whether written or oral) relating to the Business, the Chinese Business, the Chinese Subsidiaries, the Purchased Assets or the Purchased Shares to which the Seller is a party (including, but not limited to, those with suppliers, dealers, customers, agents, service providers, licensors and other business partners). To the extent a contract, agreement, commitment or understanding (whether written or oral) relates both to the Business and the Winia Business, those portions relating to the Business shall be included within the term "Contract."

"Customer" means any customer of the Business served or solicited within the twenty four (24) month period prior to the Closing Date.

"Damages" means any and all damages, losses, liabilities, obligations, deficiencies, judgments, awards, demands, penalties, fines, taxes, costs and expenses (including, without limitation, expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding).

"Dispute" means all disputes, controversies or claims arising out of or in connection with the interpretation or application of the provisions of this Agreement or in connection with the determination of any matters which are subject to objective determination pursuant to this Agreement.

"Employment Transfer Agreements" has the meaning set forth in Section 3.2(j).

"Environmental Law" means any applicable Law or Order relating to (i) the presence of Hazardous Substances, or any Release or threatened Release; (ii) the reporting, licensing, abatement, mitigation, monitoring, investigation and/or cleanup of Hazardous Substances or Releases; (iii) the generation, use, storage, treatment, recycling, disposal, transport or handling of Hazardous Substances; (iv) any product-related health and safety Laws; (v) the health and safety of employees; and (vi) the preservation or reclamation of the environment or natural resources, in each case as in effect on the date hereof and on the Closing Date.

"Escrow Agent" means Bank One, NA, Seoul Branch, or its successor(s), or any other bank selected by the Purchaser which is reasonably satisfactory to the Seller.

"Escrow Agreement" means the escrow agreement to be entered into by and among the Purchaser, the Seller and the Escrow Agent substantially in the form attached hereto as Exhibit I.

"Escrow Amount" means the Won equivalent of US$10,000,000 based on the last US$/Won basic exchange rate announced by Seoul Money Brokerage Services, Ltd. on the day that falls two (2) business days prior to the Closing Date.

"Excluded Assets" means all of the assets and properties listed or described in Exhibit B.

"Executive Apartments" means two apartment units currently being leased for certain officers of the Seller located at 511-602 Ilsung Apartment, Ssangyong-dong 1547, Chun-Ahn City, Chungcheong-nam-do, Korea and 513-603 Jukong Apartment, Ssangyong-dong 1920, Chun-Ahn City, Chungcheong-nam-do, Korea, respectively.

"Financial Statements" has the meaning set forth in Section 5.2(a).

"Final Balance Sheet" has the meaning set forth in Section 3.6(b).

"FTA" means the Monopoly Regulation and Fair Trade Act of Korea.

"Foreign IPs" has the meaning set forth in Section 2.1(a).

"Governmental Approvals" means all authorizations, consents and approvals of any Governmental Authority necessary for the performance of the Seller's and the Purchaser's obligations under this Agreement and the valid consummation by the Seller and the Purchaser of the transactions contemplated by this Agreement, including, but not limited to, (i) the submission of a business combination report by the Purchaser to the KFTC pursuant to the FTA and the acceptance thereof by the KFTC, (ii) the submission of a report under the Foreign Investment Promotion Law of Korea by the Purchaser in connection with its establishment and funding for the transactions contemplated hereunder of Newco and the acceptance thereof by the relevant foreign exchange authority (or its delegatee) and (iii) the submission of a report by the Seller to the relevant Korean Governmental Authority (or its delegatee) and the Chinese Governmental Authority with respect to the transfer of the Purchased Shares from the Seller to the Purchaser and the acceptance of such reports by the relevant Governmental Authorities.

"Governmental Authority" means any court, government agency, regulatory body or official of any relevant jurisdiction, domestic or foreign.

"Hazardous Substance" means (i) any petroleum, petroleum product or petroleum derivative, radioactive material, asbestos or asbestos-containing-material, polychlorinated biphenyl, urea formaldehyde foam insulation and radon gas, (ii) any chemical, material or substance referred to as being a hazardous substance, hazardous waste, hazardous material, toxic substance, toxic pollutant, contaminant or pollutant, or any other words of similar import under any applicable Environmental Law, or (iii) any substance regulated under any Environmental Law.

"Indemnified Party" has the meaning set forth in Section 9.3.

"Indemnifying Party" has the meaning set forth in Section 9.3.

"Independent Accountant" means an internationally recognized accounting firm that is not a primary audit firm for either of the Parties and is mutually acceptable to and agreed to by the Parties to perform one or more specified task(s) to be commissioned by the Parties under this Agreement (which, depending on the Parties agreement, may or may not be the same accounting firm for each task commissioned).

"Insolvency Event" means with respect to any Person (a) a commencement of a voluntary case concerning such Person under an Insolvency Statute; (b) a commencement of a bona fide involuntary case against such Person under an Insolvency Statute; (c) an appointment of a custodian under any applicable Insolvency Statute for, or such custodian is put in charge of, all or any substantial part of the property of such Person; (d) a commencement of any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution or similar Law of any jurisdiction, whether now or hereafter in effect relating to such Person, is commenced by such Person or by any other Person; (e) an Order whereby such Person is adjudicated insolvent or bankrupt; (f) any order of relief or other Order approving any case or proceeding under an Insolvency Statute; (g) a general assignment by such Person for the benefit of creditors or otherwise a general arrangement by such Person for the restructuring of its liabilities with creditors; (h) a determination that the total amount of liabilities of such Person exceeds the total amount of its assets; (i) a suspension of payment by such Person of its liabilities generally; or (j) a determination that such Person is unable to pay, or shall be unable to pay, its debts, generally as they become due.

"Insolvency Statute" means the Bankruptcy Act of Korea, the Corporate Reorganization Act of Korea, the Composition Act of Korea, and the Corporate Restructuring Promotion Act of Korea, or any national, provincial, local, foreign or other insolvency, liquidation, rehabilitation or similar statute or any successor statutes thereto, as in effect from time to time.

"Intellectual Properties" means patents, utility models, trademarks, service marks, trade names, service names and copyrights and applications therefor and registrations thereof, and computer programs, software, firmware and documentation, designs, inventions, research records, drawings, technical knowledge and information, rights to products under research and development and trade secrets.

"Intellectual Property Agreements" means all licenses and agreements pursuant to which the Seller has the right to use or enjoy the Licensed Intellectual Properties.

"Investment Transactions" means any sale, transfer or assignment by the Seller of all or any part of the Business, the Purchased Assets or the Purchased Shares.

"Key Contracts" means those contracts listed in Schedule 1.1(a).

"Key Personnel" means those employees of the Seller identified in Schedule 1.1(b).

"KFTC" means the Korean Fair Trade Commission.

"Korea" means the Republic of Korea.

"Korean GAAP" means the generally accepted accounting principles of Korea.

"Kunpo Offices" means certain offices currently being leased to the Seller located at 730 Dang-Dong, Kunpo City, Kyonggi-do, Korea.

"Kuro Warehouse" means a storage facility currently being leased to the Seller located at 1262 Kuro-dong, Kuro-gu, Seoul, Korea.

"Laws" means any statute, law, regulation or rule of any jurisdiction, court or Governmental Authority.

"Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Licensed Intellectual Properties" means all Intellectual Properties licensed to the Seller that is used by the Seller for, or in connection with, the Business except for the trademarks relating to the words "Winia" and "Mando."

"Liens" means all mortgages, deeds to secure debt, deeds of trust, security interests, pledges, liens and other charges, encumbrances, title defects, attachments, preliminary attachments, yangdo-dambo, chonse-kwon or adverse claims (whether or not made, known or contingent) on the property of the Seller.

"Long-Term Liabilities" means the aggregate amount of those items to be listed in the liabilities section of the Final Balance Sheet under the heading "Long-Term Liabilities" as such items correspond in name, character and calculation method with the items listed in the liabilities section of the Reference Balance Sheet under the heading "Long-Term Liabilities."

"Material Adverse Change" or "Material Adverse Effect" means any change, event, circumstance or effect, whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of this Agreement, that is or is reasonably likely to be materially adverse to the Business, the Chinese Business, the Chinese Subsidiaries, the Purchased Assets, the Purchased Shares, the Subject Liabilities, or to the ability of the Seller (including its financial ability) to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement; provided however that in no event shall any change in general business or economic condition affecting the economy, market or industry as a whole be deemed to constitute a Material Adverse Change or to have a Material Adverse Effect.

"Material Contracts" has the meaning set forth in Section 5.5.

"Mismanagement of Working Capital" means any action or inaction of the Seller (other than in the ordinary course of business consistent with past practices) that has, or will, adversely affect the Working Capital and includes, without limitation, any of the following actions by the Seller that adversely affects the Working Capital: (i) changes in credit terms; (ii) changes in payment terms and practices; (iii) deviations from ordinary practice regarding the payment of account payables or collection on account receivables; and (iv) unjustified changes in inventory levels compared to sales levels; provided that, for avoidance of doubt, any change in Working Capital shall not in itself be deemed to constitute a Mismanagement of Working Capital if it is not caused by any action or inaction by the Seller, but caused by any action or inaction by a third party beyond control of the Seller.

"Newco" has the meaning set forth in the Recitals.

"Order" means any judgment, award, decree or order of the Governmental Authority.

"Outside Termination Date" means August 31, 2004.

"Owned Intellectual Properties" means all Intellectual Properties owned by the Seller that is used by the Seller for, or in connection with, the Business.

"Party" and "Parties" have the meanings set forth in the Preamble.

"Person" means an individual or a legal entity including, but not limited to, a firm, trust, partnership, joint venture, association or corporation (whether or not having separate legal personality), government, state or agency of a state.

"Product Liability" means the Liability of a manufacturer, importer, distributor, seller or a lessor to compensate any Person including, but not limited to, buyers, users and bystanders for damages to property or injuries to persons suffered due to defects including, but not limited to, manufacturing defects, design defects and inadequate instructions or warnings, in products that are purchased, but excluding any Liabilities for product guaranty, warranty or other indemnity.

"Provisional Final Balance Sheet" has the meaning set forth in Section 3.6(a).

"Provisional Purchase Price" has the meaning set forth in Section 3.6(a).

"Purchase Price" has the meaning set forth in Section 2.2.

"Purchased Assets" means all of the rights, title and interest in, to and under (a) the assets owned, used, or held for use, by the Seller primarily for, or primarily in connection with, the Business as the same shall exist on the Closing Date including, but not limited to, all of the assets included in the Reference Balance Sheet and not disposed of in the ordinary course of business and all of the assets of the Business acquired primarily for use in the Business by the Seller prior to the Closing Date, and (b) such assets owned, used, or held for use, by the Seller not primarily for, or in connection with, the Business but which are nevertheless owned, used, or held for use, by the Seller for, or in connection with, the Business and are reasonably necessary for the conduct of the Business as provided in the Separation Agreement; provided that (A) the Purchased Assets shall not include (x) the employee agreements for those employees of the Business who, validly, will not enter into Employment Transfer Agreements, (y) the Excluded Assets and (z) the Purchased Shares and (B) with respect to (b) above, the Parties shall set forth specific arrangement for such assets based in each case on one of the following three principles: (i) all assets that are intended to be transferred to the Purchaser pursuant to the Separation Agreement shall be Purchased Assets and be transferred to the Purchaser (together with the Purchaser's obligation to provide services to the Seller regarding the use of such assets by the Seller, if applicable) in accordance with the terms and conditions of the Separation Agreement, (ii) the Seller shall provide services to the Purchaser regarding the use of such assets by the Purchaser in accordance with the terms and conditions of the Separation Agreement and the right to use such assets shall constitute a Purchased Asset, or (iii) the Seller shall deliver to the Purchaser additional assets fairly and reasonably replacing such assets in accordance with the terms and conditions of the Separation Agreement and each such additional asset shall constitute a Purchased Asset. For the avoidance of doubt, Purchased Assets shall include, without limitation, the assets described in Exhibit A.

"Purchased Shares" means all of the Seller's equity interest in the Chinese Subsidiaries, which consists of (i) 100% of the outstanding equity interests in Shanghai Mando and (ii) 50% of the outstanding equity interests in Anhui Mando.

"Purchaser" has the meaning set forth in the Preamble.

"Purchaser Delivered Agreements" has the meaning set forth in Section 6.2.

"Reference Balance Sheet" means the unaudited balance sheet of the Business as of December 31, 2003 (which includes all related notes and ledgers) as attached hereto as Exhibit L.

"Release" means any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Substance or noxious noise or odor, at, in, on, into or onto the environment (including the ambient air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment and natural resources).

"Representative" has the meaning set forth in Section 7.3.

"Seller" has the meaning set forth in the Preamble.

"Seller Delivered Agreements" has the meaning set forth in Section 5.1(b).

"Separation Agreement" means the separation agreement to be entered into by and between the Purchaser and the Seller substantially in the form attached hereto as Exhibit G.

"Shanghai Mando" means Shanghai Mando Winia Climate Control Co., Ltd., a company organized and existing under the laws of China.

"Subject Liabilities" means (i) those Liabilities listed or described in Exhibit C, (ii) any and every Liabilities of the Purchaser relating to the operation of the Business or ownership or operation of the Purchased Assets or the Purchased Shares on or after the Closing, and (iii) shall not include any other Liabilities of any kind (including the Transferred Liabilities).

"Subject Liabilities Assignment and Assumption Agreement" has the meaning set forth in Section 3.4(b).

"tax" means any and all governmental or quasi-governmental fees (including, without limitation, license, filing and registration fees), all domestic and foreign income, gains, franchise, excise, property, sales, use, stamp, employment, license, payroll, occupancy, ad valorem, gross receipts, motor vehicle, recording, registration, value added or transfer or similar taxes, governmental charges, fees, withholdings, required contributions, levies, duties or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

"Trademark License Agreement" means the trademark license agreement to be entered into by and between Mando Corporation and the Purchaser, and if appropriate, the Seller, pursuant to which Mando Corporation shall grant to the Purchaser a non-exclusive license to the "Mando" trademark (including logo) in relation the Business on substantially the same terms and conditions as the trademark license agreement entered into in 1999 by and between Mando Corporation and the Seller.

"Transferred Liabilities" means any and every Liability relating to the operation of the Business or ownership or operation of the Purchased Assets or the Purchased Shares prior to the Closing (whether or not such Liability is first claimed or asserted prior to or after the Closing), that are (i) (x) Liabilities of the Seller or a third party and transferred to the Purchaser, or Liabilities that arise to the Purchaser, in each case, by operation of Law, or (y) ordinary warranty and return services obligations of the Seller relating to the products of the Business sold by the Seller prior to the Closing in excess of the amount of the "provisions for product warranties and guarantee and the provisions for returns" set forth in the Final Balance Sheet, and (ii) covered by a representation and warranty of the Seller under this Agreement, but shall exclude any Subject Liabilities. For the avoidance of doubt, any Liability that is not covered by a representation and warranty of the Seller under this Agreement shall not be considered as a Transferred Liability.

"Transition Services Agreement" means the transition services agreement to be entered into by and between the Purchaser and the Seller, which shall provide for, without limitation, the provision of certain corporate services by the Seller to the Purchaser at commercially reasonable rates for a period of three (3) months from the Closing Date and which shall substantially be in the form attached hereto as Exhibit H.

"2004 Plan" means the 2004 Annual Budget and Business Plan of the Seller attached hereto as Exhibit M.

"US$" means United States dollars.

"Winia Business" means the business of the Seller of the design, manufacture and sale of home air-conditioners and home appliances (including kimchi refrigerator, water purifiers and water ionizers) and all business and activities of the Seller carried out under the name "Winia".

"Won" means Korean won.

"Working Capital" means the amount of (i) the items comprising the quick assets (excluding cash) of the Business (as such items correspond in name, character and calculation method with the items listed in the quick assets section of the Reference Balance Sheet), plus (ii) the items comprising the inventories of the Business (as such items correspond in name, character and calculation method with the items listed in the inventories section of the Reference Balance Sheet), minus (iii) the items comprising the current liabilities of the Business (as such items correspond in name, character and calculation method with the items listed in the current liabilities section of the Reference Balance Sheet) other than (A) "VAT" and "Accrued Wages," under "Other Account Payables" and (B) "Withholdings," "Accrued Expenses Payable," "Accrued Income Taxes" and "Current Portion of Long-term Debts."

"Working Capital Deduction" means the adverse effect that any Mismanagement of Working Capital in the period from the Balance Sheet Date to the Closing Date has had on the Working Capital as quantified in a Won amount by an Independent Accountant pursuant to Section 3.6(b).

1.2     Interpretation. Each of the following rules of usage and interpretation shall apply to this Agreement unless otherwise required by the context or unless otherwise specified herein:

(a)     words denoting the singular shall include the plural and vice versa; the word "or" shall not be interpreted as exclusive; and words denoting one gender shall include all genders;

(b)     references to Articles, Sections, Schedules and Exhibits are references to Articles, Sections, Schedules and Exhibits respectively, in or to this Agreement; and all Article, Section, Schedule and Exhibit titles and headings are inserted for convenience only and shall not be utilized in construing any meaning hereunder;

(c)     reference to any agreement means such agreement as amended, modified, extended or supplemented from time to time in accordance with the applicable provisions thereof;

(d)     when used herein, words such as "hereby", "hereunder", "hereto", "hereof", "herein", "thereby", "thereunder", "thereto", "thereof" and "therein" and words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular portion thereof;

(e)     the words "include" and "including" shall be without limitation;

(f)     the "knowledge" of a Party shall mean the knowledge of the directors, executive officers and managers with a title of kwajang that is a head of Section (kwa), teamjang or bujang or higher of such Party after due inquiry, and (ii) the knowledge that each such person would have acquired as a prudent manager of the business entrusted to them in the same or similar industry in Korea and in similar circumstances;

(g)     any reference to a date and time shall be a reference to Korean date and time unless provided otherwise; and

(h)     a reference to any Person shall include such Person's successors and permitted assigns.

article 2
SALE and PURCHASE

2.1     Sale and Purchase

(a)     General. At the Closing, which shall occur on the Closing Date, and subject to the terms and conditions of this Agreement, (i) the Seller shall sell, convey, assign and transfer the Purchased Assets and the Purchased Shares free and clear of all Liens (other than the Bank Housing Loan or as set forth in Schedule 7.2) and assign the Subject Liabilities to the Purchaser, and (ii) the Purchaser shall purchase, receive and accept the Purchased Assets and the Purchased Shares and assume (and release, discharge and exempt the Seller from) the Subject Liabilities from the Seller; provided, however, that (A) Purchased Assets that shall be transferred to the Purchaser by the Seller by assigning to the Purchaser the relevant contract shall be effected in accordance with Section 2.1(c), (B) those items that are addressed by the Separation Agreement shall be transferred by the time specified therein in accordance with the terms and conditions of the Separation Agreement, (C) the claims of the Seller referred to in Exhibit A, item (l), shall be transferred as soon as possible after the Closing Date with respect to such claims known by the Seller as of the Closing Date and promptly after the Seller becomes aware of any such claims from time to time after the Closing Date, and (D) certain Intellectual Properties registered (or the application for registration of which is pending) outside of Korea that are listed and numbered 142 through 147 in the list of registered patents and 174 through 182 in the list of applications for patent registrations in Schedule 5.4(a)(y) ("Foreign IPs") shall be transferred to the Purchaser as soon as practically possible after the Closing Date.

(b)     Allocation of Liabilities. (i) ACC Retained Liabilities shall remain the sole responsibility of and shall be retained solely by the Seller. In the event of any third party making any claim against the Purchaser in relation to an ACC Retained Liability, upon the written request of the Purchaser to the Seller, the Seller shall immediately provide written notice to such third party that the relevant ACC Retained Liability has not been transferred to, or assumed by, the Purchaser and that such ACC Retained Liability is a liability of the Seller.

(ii) Subject Liabilities shall remain the sole responsibility of and shall be retained solely by the Purchaser. In the event of any third party making any claim against the Seller in relation to a Subject Liability, upon the written request of the Seller to the Purchaser, the Purchaser shall immediately provide written notice to such third party that the relevant Subject Liability has been transferred to, or assumed by, the Purchaser and that such Subject Liability is a liability of the Purchaser.

(c)     Assignment of Contracts. (i) On the Closing Date, the Seller shall assign and transfer to the Purchaser all Contracts (or in the case of a Contract relating to both the Business and the Winia Business, shall partially assign or sub-contract, sub-license or sublease, as applicable, the portion relating to the Business and in the case of an employee contract, shall terminate and cause re-execution in the manner specified in the Employment Transfer Agreements), and the Purchaser shall take over and assume (or in the case of an employee contract, enter into a new contract), and shall exempt the Seller as against the third parties from, all the benefits, rights, obligations and liabilities of the Seller with respect to the Contracts, other than the benefits, rights, obligations and liabilities which arise prior to the Closing Date or which result from actions taken or omitted prior to the Closing Date.

(ii) In the event that any transfer or assignment of a Contract to the Purchaser by the Seller requires the consent or approval of any third party, the Seller shall procure such consents and approvals in writing from the relevant third parties for the benefit of the Purchaser on or prior to the Closing Date; provided, however, that (x) with respect to such Contracts addressed in the Separation Agreement, the assignment or transfer (or partial transfer or sub-contract, sublicense or sublease) thereof shall be completed in accordance with and by the time set forth in the Separation Agreement, (y) with respect to Contracts (other than the Key Contracts) for which the Seller is unable to procure the relevant consents and approvals by the Closing Date despite its commercially reasonable best efforts, the Seller shall continue to exercise its commercially reasonable best efforts to procure such consents and approvals within 4 weeks after the Closing Date and (iii) with respect to such Contracts (other than Key Contracts) for which consent is not obtained by such time despite the Seller's commercially reasonable best efforts, both Parties shall discuss an alternative arrangement to compensate the Purchaser for any loss or damage caused by such failure to obtain consents in good faith.

2.2     Purchase Price.

The consideration for all the Business consisting of the Purchased Assets (excluding value-added tax) and Assumed Current Liabilities and the Purchased Shares (the "Purchase Price") shall be (i) the Won equivalent amount of US$90,000,000 based on the last US$/Won basic exchange rate announced by Seoul Money Brokerage Services, Ltd. on the day that falls two (2) business days prior to the Closing Date, minus (ii) 50% of 3,346,378,064 Won for "provisions for product warranties and guarantee and provisions for return", minus (iii) 5 multiplied by 88.356 million Won, subject to the following adjustments:

(a)     Cash: The Purchase Price shall be increased by the amount of any Cash included in the Final Balance Sheet and transferred to the Purchaser as a part of the Purchased Assets;

(b)     Long-Term Liabilities: The Purchase Price shall be reduced by the amount of the Long-Term Liabilities that are assumed by the purchaser as Subject Liabilities; provided that (i) for the Bank Housing Loan, the net present discounted value of the outstanding balance calculated in accordance with the Korean GAAP shall be accounted for and included in the Long-Term Liabilities, and (ii) to the extent that the amount of "provisions for product warranties and guarantee and provisions for return" in the Final Balance Sheet exceeds 3,346,378,064 Won, 50% of the amount of such excess shall be accounted for and included the Long-Term Liabilities (to the extent that the amount of "provisions for product warranties and guarantee and provisions for return" in the Final Balance Sheet is less than 3,346,378,064 Won, the Purchase Price shall be increased by 50% of such shortfall amount);

(c)     Capital Expenditures: The Purchase Price shall be increased by the amount of any capital expenditure (other than capital expenditures relating to the separation by the Seller of physical assets and other related items under the Separation Agreement) that are actually incurred by the Seller after the date hereof but prior to the Closing Date that are not included in the 2004 Plan and for which the Purchaser has provided its prior written consent to such capital expenditure. Further, in the event that the amount of the capital expenditure actually incurred by the Seller in accordance with the 2004 Plan as of the Closing Date is more or less than the amount that would have been incurred pursuant to the 2004 Plan assuming that the total amount of capital expenditure provided under the 2004 Plan is to be incurred evenly throughout 2004 (on a per day basis), the Purchase Price shall be increased by the amount of such excess or reduced by the amount of such shortfall, as the case may be;

(d)     Working Capital Deduction: The Purchase Price shall be reduced by the amount of the Working Capital Deduction (if any). In the event of the Seller having engaged in any Mismanagement of Working Capital in breach of any covenant, representation or warranty of the Seller under this Agreement but the Purchaser electing to proceed with the Closing notwithstanding such breach, any such Mismanagement of Working Capital for which there is a Purchase Price reduction under this Section 2.2(d) shall be deemed to cure the breach of the relevant covenant, representation or warranty of the Seller with respect to such Mismanagement of Working Capital;

(e)     Corporate Employee Expense: The expenses associated with those employees shared by the Business and the Winia Business (whether manufacturing, selling, general, administrative or contract employees) to be transferred to the Purchaser by the mutual agreement of the Parties shall not, on a 2003 annualized basis, exceed 5.27 billion Won, including salary, severance and all other benefits and entitlements. In the event that such annualized expenses exceed 5.27 billion Won, which the Parties will determine prior to Closing, the Purchase Price shall be reduced by an amount equal to such excess multiplied by 5;

(f)     Disposed Assets: The Purchase Price shall be reduced by an amount equal to the amount of the disposal proceeds received by the Seller from having disposed of any of the Purchased Assets as from the Balance Sheet Date to the Closing Date to the extent that such amount of disposal proceeds exceeds 100 million Won. In the event of any disposal of any Purchased Asset by the Seller in breach of any covenant, representation or warranty of the Seller under this Agreement but the Purchaser electing to proceed with the Closing notwithstanding such breach, any such disposal for which there is a Purchase Price reduction under this Section 2.2(f) shall be deemed to cure the breach of the relevant covenant, representation or warranty of the Seller with respect to such disposal.

2.3     Purchase Price Allocation. The Parties agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with a schedule to be agreed by both Parties in good faith as soon as possible after the Closing Date but in no event later than six (6) week prior to the first value-added tax payment date subsequent the Closing Date. In the event the Parties cannot reach an agreement on the price allocation by six (6) weeks prior to the first value-added tax payment date after the Closing Date, the Parties shall jointly engage an Independent Accountant to render a price allocation in accordance with the applicable tax rules and the Korean GAAP, which shall be rendered within three (3) weeks after such engagement and the allocation rendered thereby shall be final and binding on the Parties. The Purchaser and the Seller agree that each Party will report income tax and other taxes in relation to the transactions contemplated hereby in a manner consistent with such agreed allocation of the Purchase Price.

2.4     Value-Added Tax. With respect to the amount of value-added tax based on the price allocation determined in Section 2.3 that will be imposed on the Purchased Assets that are subject to value-added tax, the Purchaser shall remit the amount of such agreed value-added tax amount to the Seller at least two (2) business days prior to the first value-added tax payment date subsequent to the Closing Date. In the event that the Purchaser breaches this Section 2.4 and as a result thereof, the Seller is imposed any fines or penalties with respect to its value-added tax payment obligations arising from the sale of the Purchased Assets under this Agreement, the Purchaser shall pay to the Seller the amount of such fines or penalties prior to the date that the Seller is required to pay such fines or penalties to the relevant Governmental Authority.

article 3
THE CLOSING

3.1     Time, Date and Place of the Closing. Subject to any termination of this Agreement pursuant to the terms hereof, the payments and deliveries contemplated by Sections 3.4 or 3.5 of this Agreement to be made at the Closing shall be made at the offices of Kim & Chang at 10:00 a.m., Seoul time, on July 1, 2004 or such other place, date and time as is mutually agreed to by the Parties (the "Closing Date," and the events comprising such payment and deliveries, the "Closing"). Notwithstanding the foregoing, if the Closing occurs on the Closing Date, the Closing shall be deemed to have taken effect at 00:01 a.m. of the Closing Date.

3.2     Conditions to Obligations of the Purchaser. All of the obligations of the Purchaser under this Agreement are subject to the fulfillment prior to or on the Closing Date, and as of the time of the Closing, of each of the following conditions, any one or more of which may be waived, in whole or in part, by the Purchaser:

(a)     Absence of Material Adverse Change. There shall not have been any Material Adverse Change.

(b)     Accuracy of Representations. Each of the representations and warranties of the Seller contained in this Agreement shall be true in all material respects at and as of the date hereof and at, and as if made on, the Closing Date (except to the extent that they expressly relate to an earlier date).

(c)     No Restraint. There shall not have been commenced or be in effect any, litigation, action or proceeding which seeks to enjoin or restrain any aspect of the transactions contemplated hereby, or any injunction or restraining order issued by a court of competent jurisdiction in any litigation, action or proceeding against the transactions contemplated hereby.

(d)     Covenants and Agreements. The Seller shall have performed and complied with in all material respects all covenants, agreements and conditions required by this Agreement and any Ancillary Agreement to be performed or complied with by the Seller prior to or at the Closing Date.

(e)     Consents and Approvals. All Governmental Approvals shall have been obtained and shall be in full force and effect, and all consents and approvals of any Person or entity, contractual or otherwise, listed on Schedule 5.1(c) shall have been obtained and shall be in full force and effect; provided, however, that third-party consents for the Contracts shall be limited to those for the Key Contracts for the purposes of this Section 3.2(e).

(f)     Permits and Licenses. The Purchaser shall have received all authorizations, consents and approvals of any Governmental Authority necessary for the operation of the Business, including the transfer, or the approval of the application for, all necessary permits and licenses in order for the Purchaser to conduct the Business; provided that this condition precedent shall be applicable if and only if the Purchaser has exercised all commercially reasonable best efforts to procure such authorizations, consents and approvals.

(g)     Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed by all parties thereto and there shall have been no material breach by the Seller under any of the Ancillary Agreements since their respective execution dates. For the avoidance of doubt, any breach by the Seller of its obligations under Sections 2(a), 5(a) or 6 of the Separation Agreement shall be deemed to be a material breach of the Separation Agreement by the Seller.

(h)     Employment Agreements with Key Personnel. The Purchaser shall have entered into employment agreements with the Key Personnel in a form and substance satisfactory to the Purchaser.

(i)     Disposal of Purchased Assets. From the Balance Sheet Date, there shall not have been any disposal of any material Purchased Asset, or the disposal of a material amount of Purchased Assets, by the Seller. Further, there shall not be any material difference in the assets of the Business as provided in the Reference Balance Sheet and the Provisional Final Balance Sheet.

(j)     Employment Transfers; Agreements with Non-Executive Employees. (i) The Seller shall have complied with all notice and other requirements under the Collective Bargaining Agreement between the Seller and the Korean Metal Workers' Union dated January 12, 2004 in connection with the transactions contemplated hereby, (ii) the Seller shall have agreed upon total base wage increases for 2004 with the employees of the Business and/or the Korean Metal Workers' Union in an amount that is agreed between the Seller and the Purchaser, and (iii) the Seller and the Purchaser shall have entered into employment transfer agreements ("Employment Transfer Agreements"), substantially in the form attached hereto as Exhibit K in the Korean language, with at least 90% of all of the non-executive employees of the Business to the satisfaction of the Purchaser.

(k)     Due Diligence. Provided that the Purchaser shall have provided sufficient prior written request to the Representative so as not to have caused any undue disruption to the Seller's business activities, the Seller shall have fully cooperated with the Purchaser and its advisors and shall have provided the Purchaser and its advisors with all necessary access, information, documents, books, records and schedules (and any duplicates of any such material as may be reasonably requested by the Purchaser or its advisors), related to and in connection with any additional business, financial, environmental and legal due diligence investigation of the Business, the Purchased Assets, the Purchased Shares and the Subject Liabilities that the Purchaser determines is reasonably required; and the Purchaser and its advisors shall have completed, to their reasonable satisfaction, such additional due diligence investigation.

(l)     Seller's Creditors' Consent. All creditors' consent that is required to release or assign (as the case may be) all material Liens (other than the Bank Housing Loan or as set forth in Schedule 7.2) on the Purchased Assets or the Subject Liabilities shall have been obtained.

(m)     Translated Schedules. There shall not be any material discrepancy between the English language Schedules delivered by the Seller pursuant to Section 7.17 and (i) the corresponding Schedules attached hereto or (ii) the corresponding English language translation of such Schedules delivered to the Purchaser with the consent of the Seller prior to the date hereof by various parties; provided, however, that the Purchaser shall have notified the Seller of any such material discrepancy within four (4) weeks from the delivery of the relevant English language Schedules by the Seller pursuant to Section 7.17, failing which the Purchaser shall be deemed to have waived the condition under this Section 3.2(m).

3.3     Conditions to Obligations of the Seller. All of the obligations of the Seller under this Agreement are subject to the fulfillment prior to or on the Closing Date, and as of the time of the Closing, of each of the following conditions, any one or more of which may be waived, in whole or in part, by the Seller:

(a)     Accuracy of Representations. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects at and as of the date hereof and at, and as if made on, the Closing Date.

(b)     Covenants and Agreements. The Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement and any Ancillary Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)     No Restraint. There shall not have been commenced, or be in effect, any litigation, action or proceeding which seeks to enjoin or restrain any aspect of the transaction contemplated hereby, or any injunction or restraining order issued by a court of competent jurisdiction in any litigation, action or proceeding against the transactions contemplated hereby.

(d)     Consents and Approvals. All Governmental Approvals shall have been obtained and shall be in full force and effect.

(e)     Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed by all parties thereto and there shall have been no material breach by the Purchaser under any of the Ancillary Agreements since their respective execution dates.

(f)     Creditors' Consent. All creditors' consent that is required to release or assign (as the case may be) all material Liens (other than the Bank Housing Loan or as set forth in Schedule 7.2) on the Purchased Assets or the Subject Liabilities shall have been obtained.

(g)     Employee Matters. All notice and other requirements under the Collective Bargaining Agreement between the Seller and the Korean Metal Workers' Union dated January 12, 2004 shall have been complied with in connection with the transactions contemplated hereby.

3.4     Deliveries by the Seller at the Closing. The Seller shall deliver the following to the Purchaser at the Closing, all in form and substance reasonably satisfactory to the Purchaser:

(a)     a general bill of sale, substantially in the form attached hereto as Exhibit E, sufficient and appropriate to convey to the Purchaser all rights and title to, and interest in, the Purchased Assets and the Purchased Shares (the "Bill of Sale"), duly executed by the Seller, together with such other bills of sale, deeds, endorsements, title certificates (including, without limitation, the certificates representing the ownership of the Purchased Shares issued by the Chinese Subsidiaries), assignments, releases, terminations of security interests, and other good and sufficient instruments of conveyance as appropriate to convey to the Purchaser all title to, and interest in, the Purchased Assets and the Purchased Shares free and clear of all Liens (other than the Bank Housing Loan or as set forth in Schedule 7.2); provided, however, that Purchased Assets that are addressed by the Separation Agreement shall not be included in the Bill of Sale and separate bills of sale shall be delivered with respect to such Purchased Assets (together with all good and sufficient instruments of conveyance as appropriate) by the Seller to the Purchaser from time to time upon such Purchased Assets being transferred to the Purchaser in accordance with the terms and conditions of the Separation Agreement;

(b)     an assignment and assumption agreement with respect to the Subject Liabilities, substantially in the form attached hereto as Exhibit F, (the "Subject Liabilities Assignment and Assumption Agreement"), duly executed by the Seller;

(c)     the Ancillary Agreements, duly executed by the Seller; provided, that the Employment Transfer Agreements shall be delivered (i) with the relevant employees of the Business having also executed such agreements, and (ii) only to the extent executed by employees of the Business;

(d)     a legal opinion of the Seller's Korean counsel satisfactory to the Purchaser, substantially in the form attached hereto as Exhibit N;

(e)     a legal opinion of the Seller's Chinese counsel satisfactory to the Purchaser, substantially in the form attached hereto as Exhibit O;

(f)     certified copies of (i) the articles of incorporation of the Seller and the Chinese Subsidiaries, (ii) the resolutions of the Seller's board of directors and the minutes of the general meeting of shareholders of the Seller approving the execution of this Agreement and the transactions contemplated hereunder, to the extent such approval is required, and (iii) all corporate authorizations of the Chinese Subsidiaries required to consummate the transfer of the Purchased Shares by the Seller to the Purchaser including, but not limited to, the resolutions of the board of directors of Anhui Mando;

(g)     evidence reasonably satisfactory to the Purchaser that Hefei Huijin Assets Co., Ltd. has waived any and all rights under the Agreement on the Establishment of a Sino-Foreign Joint Venture Joint Venture by the Name of Anhui Jianghuai Mando Climate Control Co., Ltd., dated February 27, 2002 (including any rights of first refusal) to the shares of Anhui Mando owned by the Seller arising from the contemplated transfer of such shares to the Purchaser pursuant to this Agreement;

(h)     evidence reasonably satisfactory to the Purchaser of all necessary consents to the transactions contemplated by this Agreement from all appropriate third parties; provided, however, third-party consents for the Contracts shall be limited to the Key Contracts for the purposes of this Section 3.4(h);

(i)     a certificate dated the Closing Date and executed by the representative director of the Seller stating that (i) the representations and warranties of the Seller in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, (ii) the covenants, agreements and conditions to be performed or complied with by the Seller prior to the Closing have been performed and complied with in all material respects by the Seller, and (iii) no Material Adverse Change has occurred;

(j)     tax clearance certificates for national taxes and local taxes from the relevant Korean tax authorities showing that the Seller does not have any amount of tax due and payable in arrears (if any) in relation to the Business as of the Closing Date; and

(k)     all the books of account, ledgers, payroll records, inventory and asset records and any and all other books, records, documents and information which are primarily used for or are primarily related to the Business, the Chinese Subsidiaries, the Chinese Business, the Purchased Assets or the Purchased Shares in the form and the media in which they are recorded; provided, however, that in relation to any of the foregoing items used or related to the Business but that are not primarily used or are not primarily related to the Business, the Seller shall deliver copies of such items to the extent used or related to the Business.

3.5     Deliveries by the Purchaser at the Closing. The Purchaser shall deliver the following at the Closing to the Seller, all in form and substance reasonably satisfactory to the Seller:

(a)     payment to the Seller of the Provisional Purchase Price less the Escrow Amount by wire transfer to an account, with such account to be specified in writing by the Seller at least seven (7) days prior to the Closing Date;

(b)     the Subject Liabilities Assignment and Assumption Agreement, duly executed by the Purchaser;

(c)     the Bill of Sale, duly executed by the Purchaser;

(d)     a certificate dated the Closing Date and executed by the authorized officer of the Purchaser stating that (i) the representations and warranties of the Purchaser in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and (ii) the covenants, agreements and conditions to be performed or complied with by the Purchaser prior to the Closing have been performed and complied with in all material respects by the Purchaser;

(e)     a certified copy of the resolutions of the Purchaser's board of directors, approving the execution of this Agreement and the transactions contemplated hereunder, to the extent such approval is required; and

(f)     the Ancillary Agreements, duly executed by the Purchaser; provided, that the Employment Transfer Agreements shall be delivered (i) with the relevant employees of the Business having also executed such agreements, and (ii) only to the extent executed by employees of the Business.

3.6     Provisional Purchase Price and Post-Closing Adjustment

(a)     Provisional Final Balance Sheet and Provisional Purchase Price. At least seven (7) days prior to the Closing Date, the Seller shall provide to the Purchaser a balance sheet of the Business (including all notes and ledgers related thereto) as of a date that is not more than five (5) weeks prior to the Closing Date in the same form as the Reference Balance Sheet and containing such line items corresponding in name, character and calculation method with all of the line items contained in the Reference Balance Sheet (the "Provisional Final Balance Sheet"). The provisional purchase price to be paid by the Purchaser on the Closing Date (the "Provisional Purchase Price") shall be calculated in accordance with Section 2.2 using the Provisional Final Balance Sheet in lieu of the Final Balance Sheet in calculating the items listed in Section 2.2.

(b)     Final Balance Sheet and Adjustment. As soon as possible after the Closing Date, but in no event later than five (5) weeks after the Closing Date, the Seller shall provide to the Purchaser a balance sheet of the Business (including all notes and ledgers related thereto) as of the Closing Date in the same form as the Reference Balance Sheet and containing such line items corresponding in name, character and calculation method with all of the line items contained in the Reference Balance Sheet (the "Final Balance Sheet"). For the purposes of the preparation of the Final Balance Sheet, the Purchaser and the Seller shall jointly conduct an audit of the physical inventories of the Business immediately after the Closing Date. Together with the Final Balance Sheet, the Seller, at its cost, shall provide to the Purchaser (i) a certification from an internationally reputable accounting firm addressed to the Purchaser that the Final Balance Sheet presents fairly, in all material respects, the financial position of the Business in accordance with Korean GAAP consistently applied, (ii) a certification from an internationally reputable actuarial firm or accounting firm with expertise in employee liabilities addressed to the Purchaser that the retirement liabilities, severance liabilities and other post-employment benefits contained on the Final Balance Sheet are true and correct and accurately show in all material respects the Seller's liability for such items, and (iii) a certification addressed to the Purchaser by an Independent Accountant as to the existence or absence of any Mismanagement of Working Capital from the Balance Sheet Date to the Closing Date and if in existence, the amount of the Working Capital Deduction.

Within four (4) weeks of the provision of the Final Balance Sheet by the Seller (together with the foregoing two certifications) to the Purchaser, the Purchaser shall provide to the Seller its written acceptance of the Final Balance Sheet or a written notice that it disputes the accuracy of the Final Balance Sheet. In the event that the Purchaser provides a notice disputing the Final Balance Sheet, the Parties shall jointly engage an Independent Accountant (such audit to be conducted in accordance with Korean GAAP consistently applied) and the determination of such Independent Accountant as to the Final Balance Sheet, which shall be rendered within four (4) weeks after the engagement of such Independent Accountant, shall be final and binding on the Parties. The cost of any such additional audit shall be equally shared between the Parties. Upon the finalization of the Final Balance Sheet in accordance with the foregoing, the Purchase Price shall be reconciled against the Provisional Purchase Price and an adjustment payment (if any) shall be made by either the Purchaser or the Seller to the other Party, as the case may be, within seven (7) days of the finalization of the Final Balance Sheet.

3.7     Transition Period. At the Closing, the Seller shall deliver, and the Purchaser shall accept delivery of, all of the Purchased Assets at the current locations thereof, or at such other locations as may be agreed upon by the Parties; provided, however, that (i) legal title to the Purchased Assets included in the Separation Agreement shall pass from the Seller to the Purchaser in accordance with the terms and conditions of the Separation Agreement, and (ii) the claims of the Seller referred to in Exhibit A, item (l), shall be transferred as soon as possible after the Closing Date with respect to such claims known by the Seller as of the Closing Date and promptly after the Seller becomes aware of any such claims from time to time after the Closing Date. In the event that legal title to any of the Purchased Asset not included in the Separation Agreement cannot be conveyed to the Purchaser on the Closing Date, and the Purchaser elects to proceed with the Closing, the Purchaser may further elect to include such Purchased Assets in the Separation Agreement.

3.8     Escrow. In accordance with the terms of the Escrow Agreement, on the Closing Date, the Purchaser shall deposit the Escrow Amount into an account to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement.

ARTICLE 4
BEST EFFORTS; FURTHER ASSURANCES

4.1     General. Each Party shall in good faith perform its obligations under this Agreement and use its best efforts to take, or cause to be taken, all actions necessary, proper and advisable to satisfy the conditions set forth in Article 3 applicable to such Party and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement. Upon the execution of this Agreement and thereafter, each Party shall take such actions and execute and deliver such documents as may be reasonably requested by the other Party in order more effectively to consummate the transactions contemplated by this Agreement.

4.2     Access to Books and Records. After the Closing Date, provided that sufficient prior written request has been provided to such Party so as not to cause any undue disruption to such Party's business activities, each Party will grant to the other Party and its agents access during normal business hours to all books, records and other information then in its possession, to the extent that such books, records and other information relate to the Business, the Purchased Assets, the Purchased Shares or the Subject Liabilities. Furthermore, the Parties shall provide all reasonable assistance to the other Party after the Closing Date regarding matters relating to the Business, the Chinese Business, the Chinese Subsidiaries, the Purchased Assets and the Purchased Shares.

4.3     Notification of Certain Matters. Prior to the Closing Date, each Party shall promptly give notice to the other Party of (i) the occurrence, or failure to occur, of any event which occurrence or failure has caused, or is likely to cause, any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate, and (ii) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, provided, however, that such disclosure shall not be deemed to cure any such event, change or breach of a representation, warranty, covenant or agreement or to satisfy any condition.

ARTICLE 5
THE SELLER'S REPRESENTATIONS AND WARRANTIES

The Seller hereby represents and warrants to and covenants and agrees with the Purchaser as of the date of this Agreement and as at the Closing Date (except to the extent the relevant representations expressly refer to an earlier date in this Article 5), as follows. To the extent that the representations, warranties and covenants of the Seller contained in this Article 5 relate to any Governmental Authority, Governmental Approvals, taxes, Law or Order (or words of similar import, such as law, court, etc.), such representations, warranties and covenants are (i) provided by the Seller in relation to the Governmental Authorities, Governmental Approvals, taxes, Laws, or Orders of Korea and China, and (ii) provided as qualified to the knowledge of the Seller in relation to the Governmental Authorities, Governmental Approvals, taxes, Laws, or Orders of the countries (other than Korea and China) into which the products and/or services of the Business are, or have been, at any time, marketed or sold by the Seller, in each case unless stated otherwise.

5.1     Status of the Seller.

(a)     Organization, Etc. The Seller is a corporation duly organized and validly existing under the laws of Korea and has the corporate power to own or lease its properties and conduct the Business as now being conducted. The Seller has obtained and maintained all business licenses and permits to carry on the Business in the manner currently being conducted, and is duly qualified to conduct the Business in the manner current being conducted, in all of the jurisdictions in which the Seller is conducting the Business.

(b)     Powers; Authorization; Binding Nature. With respect to this Agreement, the Ancillary Agreements and all other agreements, instruments, certificates and documents executed and delivered by the Seller pursuant to this Agreement (collectively with this Agreement, the "Seller Delivered Agreements"): (i) the Seller has the power and authority to enter into the Seller Delivered Agreements and to consummate the transactions contemplated by them; (ii) the execution and delivery by the Seller of the Seller Delivered Agreements and the consummation by the Seller of the transactions contemplated by them have been duly authorized by all necessary action on the part of the Seller in compliance with its articles of incorporation and applicable Korean law (provided, that the approval of the shareholders of the Seller to the consummation of the transactions contemplated by the Seller Delivered Agreements will have been obtained prior to the Closing Date); and (iii) the Seller Delivered Agreements constitute valid and binding agreements of the Seller that are enforceable against it in accordance with their respective terms subject to the effect of any applicable Korean Insolvency Statute which generally affects the enforcement of creditors' rights; and (iv) the Purchaser will acquire all right, title and interest to and in the Purchased Assets and the Purchased Shares upon the performance of the Seller Delivered Agreements in accordance with their terms.

(c)     No Consents Required. Except as set forth on Schedule 5.1(c), (i)  no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority on the part of the Seller is required, and (ii)  no consent or approval of any other Person is required to avoid a breach or default, termination or suspension, or the acceleration or loss of rights, under any Material Contract, in each case in connection with the execution or delivery of, or the performance of its obligations under the Seller Delivered Agreements or the consummation of the transactions contemplated by them.

(d)     Absence of Violations or Conflicts. Except as set forth on Schedule 5.1(d), the execution and delivery of the Seller Delivered Agreements and the consummation of the transactions contemplated by them do not and will not with the passing of time or the giving of notice or both, constitute a violation of, conflict with, constitute a breach of or default under, or result in the creation or imposition of any Lien upon any of the Purchased Assets or the Purchased Shares under, (i) any term or provision of the articles of incorporation of the Seller, (ii) any Material Contract, (iii) any Orders issued in relation to the Business or (iv) any Law.

5.2     Finance, Absence of Certain Changes and Sufficiency of Purchased Assets.

(a)     Financial Statements. The Seller has delivered to the Purchaser (i) the Reference Balance Sheet, (ii) such financial statements as contained in Schedule 5.2(a)(i), (the Reference Balance Sheet and all such financial statements of the Seller and any notes thereto, together with the Provisional Final Balance Sheet and the Final Balance Sheet to be delivered to the Purchaser pursuant to Section 3.6, are hereinafter collectively referred to as, the "Financial Statements"). The Financial Statements, as delivered (or to be delivered) to the Purchaser, are true, correct and complete in all material respects in relation to the Business and fairly present the financial condition and results of operations of the Business for the respective dates and periods thereof and were prepared in accordance with Korean GAAP consistently applied, subject to those assumptions set forth in Schedule 5.2(a)(ii). In addition, the Seller has delivered to the Purchaser true, correct and complete copies of all accounting policies used in preparing the Financial Statements. Furthermore, the Seller has furnished, in connection with the transactions contemplated hereby, to the Purchaser such projected budgets, accounts, forecasts and other forward looking statements as are included in the documents listed in Schedule 5.2(a)(iii), which the Seller represents and warrants were prepared (i) in good faith utilizing the Seller's knowledge of the Business, market conditions, its customers, its competitors and all other relevant factors, (ii) in a manner consistent with past practices, (iii) based on all information available to the Seller, (iv) using the due skill and care of a prudent business manager in the same or similar industry in Korea and in similar circumstances, in each case as of the date therein and subject to the assumptions set forth in Schedule 5.2(a)(iv). Except as set forth in Schedule 5.2(a)(v), the Seller is not aware of any fact that materially adversely affects any of the assumptions set forth in Schedule 5.2(a)(iv).

(b)     Absence of Certain Changes. Except as set forth in Schedule 5.2(b), since the Balance Sheet Date and in relation to the Business:

(i)     the Business has been conducted in the ordinary course consistent with past practices and there has not occurred any change which has had, or could have, a Material Adverse Effect;

(ii)     the Seller has not entered into any transaction, other than in the ordinary course consistent with past practices;

(iii)     the Seller has not executed, created, amended or terminated any Material Contract and has not received notice from any other Person of its intention to terminate any Material Contract or business arrangement with the Seller;

(iv)     there has been no resignation or termination of employment of, or notice of intention to do so by, any executive officer or key employee of the Business;

(v)     there have been no loans or guarantees made by the Seller to or on behalf of, as the case may be, any of its employees, officers or directors of the Business, other than travel advances and other similar expense advances and housing loans to employees;

(vi)    there has been no waiver or compromise by the Seller of a material right or of a material debt owed to it;

(vii)    there has been no change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Seller;

(viii)   there has been no sale or transfer of any of the assets of the Business except in the ordinary course of business consistent with past practices;

(ix)     except for mechanics' liens and other similar liens arising out of the ordinary course of business, there has been no mortgage on, pledge of or subjection to any Lien of any kind on, any of the Purchased Assets, that did not exist as of the Balance Sheet Date;

(x)     other than those incurred pursuant to the 2004 Plan, there have been no capital expenditures by the Seller exceeding 100,000,000 Won for a single item or group of related items;

(xi)     there has been no change in the nature, composition or amount of the inventory of the Seller, other than in the ordinary course of business consistent with past practices;

(xii)    there has been no destruction of, damage to or loss of any asset, business or customer of the Seller (whether or not covered by insurance) that resulted, or could reasonably be expected to result, in losses to the Seller of more than 20,000,000 Won;

(xiii)   subject to Section 7.12, there has been no actual or threatened strikes, work stoppages, slow downs or lockouts lasting longer than one hour involving any of the employees, and no material change in the Seller's relations with its employees, agents, distributors, consultants or suppliers, and no labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(xiv)   there has been no revaluation by the Seller, any Governmental Authority, or any other party of the Purchased Assets;

(xv)    there has been no write-off (as uncollectable or otherwise), or change in the nature, composition or amount, of any note or accounts receivable in excess of 20,000,000 Won except in the ordinary course of business and in accordance with Korean GAAP;

(xvi)   other than those addressed (or excepted) in (xviii) below, there has been no delayed payment of any trade payable other than in the ordinary course of business consistent with past practices;

(xvii)  other than those addressed (or excepted) in (xviii) below, there has been no change by the Seller in its policies or practices relating to selling practices, warranties, returns, discounts or other terms of sales or accounting therefor;

(xviii)  the Seller has not engaged in any Mismanagement of Working Capital materially affecting the Working Capital;

(xix)   there has been no settlement of, or any agreement to settle, any action, suit or proceeding relating to the Business, any of the Purchased Assets or any of the Subject Liabilities involving a possible loss to the Business in the amounts in excess of 20,000,000 Won, other than in the ordinary course of business;

(xx)   except for annual wage increases and increase as a result of promotion in the normal course business, there has been no increase in the remuneration of any employee of the Business, increase in the benefits available under, or coverage of, or otherwise, modification of or amendment to, any Benefit Plan, or any other direct or indirect increase in the compensation of any employee of the Business (including any increase in vacation days or holidays) or any change in any policy or practice of the Seller relating to employment in respect of or affecting the Business;

(xxi)   there has been no material change in the Seller's relationships with any of its key customers, key suppliers, key vendors and key agents or other key business partners; and

(xxii)  there has been no agreement or commitment, oral or written, by the Seller to do or perform any of the acts in violation of the items described in this Section 5.2(b).

(c)     Sufficiency of Purchased Assets. The Purchased Assets are adequate and sufficient for the operation of the Business as presently conducted, and the consummation of the transactions contemplated by this Agreement will validly transfer all such assets to the Purchaser free and clear of all Liens (other than the Bank Housing Loan or as provided in Schedule 7.2) and will not alter the rights or impair the ability of the Purchaser to use such properties in the manner in which they are currently used; provided, however, that (A) Purchased Assets that shall be transferred to the Purchaser by the Seller by assigning to the Purchaser the relevant contract shall be effected in accordance with Section 2.1(c), (B) those items that are addressed by the Separation Agreement shall be transferred by the time specified therein in accordance with the terms and conditions of the Separation Agreement, (C) the claims of the Seller referred to in Exhibit A, item (l), shall be transferred as soon as possible after the Closing Date with respect to such claims known by the Seller as of the Closing Date and promptly after the Seller becomes aware of any such claims from time to time after the Closing Date, and (D) the Foreign IPs shall be transferred to the Purchaser as soon as practically possible after the Closing Date.

(d)     Separation Agreement Assets. All assets owned, used, or held for use, by the Seller not primarily for, or in connection with, the Business but which are nevertheless owned, used, or held for use, by the Seller for, or in connection, with the Business and are reasonably necessary for the conduct of the Business are set forth and covered in the Separation Agreement.

(e)     Financial Assistance to Chinese Subsidiaries. Other than as set forth in Schedule 5.2(e), the Seller has not provided to any third Party any guarantees, indemnities or other similar financial assistance for the benefit of the Chinese Subsidiaries. With respect to certain bank loan ("Anhui Mando Bank Loan") taken out by Anhui Mando for which the Seller provided certain obligation to indemnify the joint venture partner ("Anhui Mando Indemnity") as set forth in Schedule 5.2(e), (i) Anhui Mando is not in default of the Anhui Mando Bank Loan, (ii) Anhui Mando is not in violation of the terms and conditions of the Anhui Mando Bank Loan and (iii) to the knowledge of the Seller, there is no condition that would reasonably give rise to any default, or violation of the terms and conditions, of the Anhui Mando Bank Loan by Anhui Mando.

5.3     Real and Personal Property.

(a)     Title. All of the real and personal properties included in the Purchased Assets that are owned by the Seller as of December 31, 2003 are listed on Schedule 5.3(a)(x) (for avoidance of any doubt, excluding Owned Intellectual Properties and Licensed Intellectual Properties disclosed pursuant to Section 5.4 and the contractual rights disclosed pursuant to Section 5.5). Except as set forth in Schedule 5.3(a)(y) and the Bank Housing Loan, the Seller has good, valid and marketable title to such real and personal properties free and clear of all defects, claims and Liens. Other than the Bank Housing Loan or as provided in Schedule 7.2, all of the Liens on, in or with respect to such real and personal properties will be paid and discharged in full on or prior to the Closing Date.

(b)     Condition. Each of the Purchased Assets representing a real or personal property is in sound and in good repair and operating condition (taking into account its designated status), normal wear and tear for the Business excepted. No Person other than the Seller is entitled to possess or use any of the Purchased Assets representing a real or personal property.

(c)     Inventory and Products. The inventory of the Business reflected in the Financial Statements comprises all of the inventory of the Business as of the date hereof. All of such inventory are of good and merchantable quality and useable or saleable in the ordinary course of business and do not include obsolete or discontinued items. All such inventory are recorded on the books of the Business at the lower of cost or market value determined in accordance with Korean GAAP.

(d)     Real Property and Personal Property. Except as set forth in Schedule 5.3 (d):     None of the parcels of land, buildings, structures or improvements or personal property included in the Purchased Assets is the subject of any official complaint or notice of violation of any applicable Law, zoning ordinance, building code or regulation governing land use, and no such violation exists which detracts from or interferes with the present use of such properties or detracts from the value thereof or impairs the operations thereof that would result in a Material Adverse Effect; and there is no Law, zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the knowledge of the Seller, threatened with respect to any such parcels of land, building, structure or improvement or personal property which would detract from, or interfere with the present use of, such parcel or personal property or detract from the value thereof or impair the operations thereof, as presently conducted that would result in a Material Adverse Effect.

(e)     Leased Real Property. Schedule 5.3(e) contains a list and description of all of the real properties leased to the Seller and used by the Seller for the Business.

(f)     Leased Personal Property. Schedule 5.3(f) contains a list and description of all of the personal properties leased to the Seller and used by the Seller for the Business.

5.4     Patents; Trademarks; Trade Names, Etc.

(a)     Ownership and License. The Seller owns or has a valid right or license to use all Owned Intellectual Properties and Licensed Intellectual Properties in the ordinary course of the Business as presently conducted in accordance with the 2004 Plan. Set forth on Schedule 5.4(a)(y) is a list and description of (i) all Owned Intellectual Properties included in the Purchased Assets, including any and all applications therefor and registrations thereof and (ii) all Licensed Intellectual Properties and Intellectual Property Agreements. Except as set forth in Schedule 5.4(a)(z), all of the Owned Intellectual Properties are free and clear of all assignments, licenses, charges or Liens, and the Seller has not received any claims (nor is aware of any cause for any claims) asserted by any Person against the use by the Seller, or challenging or questioning the validity or effectiveness, of any of the Owned Intellectual Properties or the Intellectual Property Agreements or the production, marketing, licensing, manufacturing or sale of any of the Business's products or services, or any of the technology, know-how or processes used in the conduct of the Business.

(b)     No Violations. Except as set forth in Schedule 5.4(b), the use, production, marketing, licensing, manufacturing or sale of the products of the Business, or the use of the technology, know-how and processes used in the Business does not violate or infringe any patent, utility model, trademark, service mark, trade name, copyright, technology, know-how, process, trade secret or other rights or other intellectual properties of any third party, and the Seller has received no such claims. Except as set forth on Schedule 5.4(b), to the knowledge of the Seller, no Person, is infringing upon or violating any of the Owned Intellectual Properties, or the Seller's rights under any of the Intellectual Property Agreements.

5.5     Contracts. Except as set forth on Schedule 5.5(a), (i) the Seller is not in default in connection with any Material Contract, and to the knowledge of the Seller, no other party is in default under any of the Material Contracts; (ii) there is no outstanding notice of cancellation or termination in connection therewith; and (iii) each of the Material Contracts is a valid and binding obligation of the Seller and to the knowledge of the Seller, each of the other parties to such Material Contract which is in full force and effect in accordance with its terms. Except for the Intellectual Property Agreements and employee-related agreements disclosed pursuant to Sections 5.4(a), 5.7 and 5.8, each contract, agreement, commitment or understanding (whether written or oral) to which the Seller is a party and that relates primarily to the Business and falls under one of items listed in (a) through (k) below or otherwise has a contract value in excess of 100,000,000 Won is listed and described on Schedule 5.5(b) (such contracts together with the Intellectual Property Agreements are herein referred to as the "Material Contracts"):

(a)     any employment contract, written or oral, with any officer, consultant, director or employee having a title of bujang or higher of the Business; provided, however, that for information purposes only (and not for the purpose of falling under the definition of the Material Contract), the Seller has included a single standardized employment contract for each applicable group of such employees and listed the applicable employees' details within each group with respect to employees of the Business having a title lower than bujang in Schedule 5.5(b),;

(b)     any contract for the purchase or lease of equipment or purchase of services or raw material providing for payments by the Seller in excess of 100,000,000 Won;

(c)     any joint venture contract or arrangement or any other arrangement involving a sharing of profits;

(d)     any agreement or instrument evidencing or pertaining to indebtedness for borrowed money or the deferred purchase price of property, by way of direct loan, purchase money obligation, conditional sale, guarantee or otherwise, in any amount;

(e)     any agreement or arrangement with any of its affiliates or any agreement or arrangement with a director, officer, employee or shareholder of the Seller;

(f)     any agreement of indemnification or payment or performance guaranty;

(g)     any agreement relating to capital expenditures and involving future obligations to make payments in excess of 100,000,000 Won other than those to be incurred pursuant to the 2004 Plan;

(h)     any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business;

(i)     any settlement agreement or administrative, judicial, mediation or arbitration proceedings;

(j)     any agreement which restricts the right of the Seller or any employees of the Business to compete or engage in any business in any geographic area; or

(k)     any collective bargaining agreement and all agreements relating to any collective bargaining agreement.

5.6     Employees; Employment Relationships. Attached as Schedule 5.6 is (i) a true and complete list of all non-union employees of the Business, together with their respective job title, department, current annual compensation (as of December 31, 2003), employee loans and other employee receivables and accrued severance pay (as of March 31, 2004) and unused paid leave entitlement (such list to be updated as of the Closing Date), and (ii) a true and complete list of all union employees of the Business, together with their respective department, job classification or job title, current annual compensation and bonuses (as of December 31, 2003), employee loans and other employee receivables and accrued severance pay (as of March 31, 2004) and unused paid-leave entitlement (such list to be updated as of the Closing Date). Such employees are sufficient in number and occupy the necessary positions to operate the Business as it has been and is currently being conducted. Except for those individuals listed on Schedule 5.6, the Seller has no other employees of the Business; and no individual working for any subcontractor or any other party associated with the Seller is an employee of the Business.

5.7     Employee and Benefit Plans. (a) Each Benefit Plan is listed on Schedule 5.7. The Seller has no liability under, and no event has occurred relating to, any Benefit Plans that would affect in any manner the Purchaser's right, title and interest in, or the Purchaser's right to use or enjoy (free and clear of any Lien), any Purchased Assets, any Subject Liabilities or any aspect of the Business, or that otherwise may subject the Purchaser or any asset of the Purchaser to any liability. The consummation of the transactions hereunder, including the transfer of employment of continuing employees as of the Closing Date, either alone or in combination with another event (whether contingent or otherwise) will not result in any requirement to increase the amount of compensation or benefits payable to or in respect of any employee, former employee, director, officer, or consultant of the Business pursuant to any agreement between such individual and the Seller or any applicable law, except as otherwise agreed in writing by the Purchaser. As of the Closing Date, the books and records relating to the Business of the Seller shall properly, fully and adequately reflect, (x) any and all liabilities and obligations of the Seller calculated as of the Closing Date relating to any period ending on or prior to the Closing Date or in respect of the employees of the Business or the Benefit Plans for unpaid salaries, wages, overtime allowance, unused leave compensation, vacation and sick pay and disability payments accrued as of the Closing Date, (y) unpaid contributions, insurance premiums, costs and expenses to or in respect of any Benefit Plans of the Business, and (z) accrued severance or other termination benefits payable by the Seller to continuing employees of the Business as of the Closing Date, which amounts shall be computed based on such employees' salaries as of the Closing Date.

5.8     Labor Relations. Except as set forth in Schedule 5.8, in relation to the employees of the Business and/or the Business,

(a)     the Seller is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not or was not engaged in any unfair labor practice;

(b)     there is no unfair labor practice claim or complaint against the Seller pending or, to the knowledge of the Seller, threatened before any Governmental Authority;

(c)     subject to Section 7.12, there is no labor strike, dispute, organizing effort, slow down or stoppage pending or, to the knowledge of the Seller, threatened against the Seller;

(d)     no grievance which might have an adverse effect on the Business nor any court or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the knowledge of the Seller, threatened;

(e)     there is no collective bargaining agreement for any employee or any labor union of the Seller which is binding on the Seller, and there is no agreement or arrangement between the Seller or any labor union which is not set forth in a collective bargaining agreement;

(f)     the Seller has not experienced any labor stoppage, concerted activity or other labor difficulty during the last two years;

(g)     there is no employment or consultation contract or other contract of engagement between the Seller and any Person which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Seller has a continuing obligation;

(h)     as of the Closing, the Seller will not owe any amount accrued as of the Closing Date to any of its employees or former employees of the Business (including, but not limited to, any compensation, bonus, overtime allowance, severance pay, unused leave compensation or any other form of compensation or benefit);

(i)     there is no agreement or arrangement between the Seller and any of its employees or former employees of the Business with respect to his/her employment, his/her ceasing to be employed or his/her retirement/separation which is not included in the employment rules of the Seller, applicable Law or any other applicable written terms of his/her employment or previous employment;

(j)     except as disclosed in the Financial Statements, the Seller has not (i) incurred any liabilities for breach or unlawful termination of any employment contract with any of its employees or former employees of the Business including liabilities for severance payments, compensation for wrongful termination, failure to comply with an order for the reinstatement or reengagement and back pay of any of its employees or former employees of the Business, (ii) incurred a liability for breach or termination of a consultation agreement in relation to the Business, or (iii) made or agreed to make a payment or provided or agreed to provide a benefit to any of its employees or former employees of the Business or any of their dependents in connection with the actual or proposed termination or suspension of employment or variation of any employment contract;

(k)     the Seller is in full compliance with the Dispatched Workers Protection Act of Korea and has not supervised any subcontracted worker or taken any other action that could result in any subcontracted worker in claiming that he or she is an employee of the Seller; and

(l)     there has not been, and the Seller has no knowledge that there will be, any Material Adverse Change in the near future in relations with any of its employees as a result of the transactions contemplated hereunder.

5.9     Litigation; Compliance with Law. Except as disclosed on Schedule 5.9, (a) the Seller is not engaged in or a party to or, to the knowledge of the Seller, threatened with any legal action, investigation, charge or other proceeding, at law or in equity or otherwise, that relates to the Business, whether or not before any court or Governmental Authority and whether by a private or public party; (b) the Seller or the respective officers or directors of the Seller has not been charged or, to the knowledge of the Seller, threatened at any time with any violation of, has received any written notice or warning from any Governmental Authority in relation to the Business with respect to any failure or alleged failure to comply with, or is under investigation with respect to, any provision of Law, any adverse determination of which would have a Material Adverse Effect, (c)  the Seller is not and has not been during the last three years in violation of any Law or Order applicable to it in relation to the Business; (d) the Seller or the respective officers and directors of the Seller is not a party to or subject to any Order entered in any lawsuit or proceeding brought by any Governmental Authority or by any Person against the Seller relating to the operation of the Business; (e) the Seller has obtained all permits, licenses, authorizations and other approvals of all Governmental Authorities required for the Business, all of which are set forth on Schedule 5.9(e), and all of which (i) are valid and in full force and effect, and (ii) are either assignable to the Purchaser or can be readily obtained by the Purchaser upon application, other than those the failure to obtain which would not result in a Material Adverse Effect; and (f) the Seller is not in breach of any agreement with any bank or other lending institution that relates to a Subject Liability.

5.10    Environmental Matters

(a)     Except as disclosed in Schedule 5.10(a), the Seller has obtained from the appropriate Korean Governmental Authority, and has been in compliance with all material terms and conditions of, all authorizations and permits which are required under all Korean Environmental Laws for the conduct of the Business as heretofore conducted and presently conducted. All such authorizations and permits referred to in the previous sentence are valid and in full force and effect for the conduct of the Business and where applicable, timely renewal applications have been submitted for all such authorizations and permits. To the knowledge of the Seller, there are no proposed changes to any Korean Environmental Law or any proposed new Korean Environmental Law that would have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement is not in violation of any Korean Environmental Laws and authorizations and permits obtained pursuant thereto.

(b)     Except as set forth in Schedule 5.10(b), the Business is and for the past five (5) years has been conducted in compliance with all applicable Korean Environmental Laws; and during the past five (5) years, the Seller has not received any written notice regarding (i) any actual or alleged violation of any Korean Environmental Law, or (ii) any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the operation of the Business by the Seller arising under any Korean Environmental Law.

(c)     The Seller has not caused or taken any action in respect of the Business (including, but not limited to any release, emission, discharge, presence or disposal of any Hazardous Substance) that has resulted or is reasonably likely to result in any loss or obligation in connection with the Business relating to (i) environmental conditions on or about the real property of the Business or formerly owned or leased properties or facilities of the Business, or (ii) past or present generation, use, disposal, recycling, treatment or management of any Hazardous Substance. There are no past or present conditions or circumstances arising out of the operations of the Business, including on-site or off-site Releases or any threat or danger of Releases, that are reasonably likely to result in: (A) liabilities or obligations for any cleanup, remediation or corrective action under any Korean Environmental Law, (B) claims arising under any Korean Environmental Law for Personal injury, property damage, or damage to natural resources, or (C) fines or penalties arising under any Korean Environmental Law. There has been no Release or any threat or danger of Release on, under, or from the real property of the Business into the surrounding environment. To the extent that the representations and warranties contained in this Section 5.10(c) relate to any period prior to the Seller's operation of the Business, such representations and warranties are provided by the Seller as qualified to the knowledge of the Seller.

5.11    Major Customers. Schedule 5.11 sets forth the name of, and a brief description of the goods supplied to, each customer of the Business whose purchase of goods or services from the Seller during the 12-month period ending on the Balance Sheet Date equaled or exceeded 500,000,000 Won during such period, and the amounts of the purchases by each such customer during such period.

5.12    Major Suppliers. Schedule 5.12 sets forth the name of, and a brief description of the raw material or other material or equipment supplied by, each supplier of the Business whose sale of raw material or other material or equipment to the Seller during the 12-month period ending on the Balance Sheet Date equaled or exceeded 300 million Won during such period, and the amounts of the sales by each such supplier during such period.

5.13    Taxes. The Seller has filed all tax returns required by the applicable Law of Korea to be filed, has paid all taxes that came due and required by the applicable Law of Korea to be paid, in each case in respect of the Business. All tax deficiencies in respect of the Business that have been claimed, proposed or asserted against the Seller have been fully paid or finally settled. No deficiencies for any tax have been threatened, claimed, proposed or assessed against the Seller in relation to the Business, except as set forth in Schedule 5.13.

5.14    Government Contracts. Except as set forth in Schedule 5.14, the Seller is not, and has not been since January 1, 2004, a party to any agreement, arrangement or understanding with any Governmental Authority in relation to the Business.

5.15    Insurance. Schedule 5.15(x) lists a summary of all insurance policies currently in place in respect of the Business or the Purchased Assets. Except as set forth on Schedule 5.15(y), all such policies are in full force and effect. Except as set forth on Schedule 5.15(z), there is no claim, suit or proceeding arising out of or based upon any of such policies, and, to the knowledge of the Seller, no basis for any such claim, action, suit or proceeding exists. The Seller has received no notice of any pending or threatened termination with respect to any of such policies.

5.16    Product Warranty. (a) Except as set forth on Schedule 5.16, the Seller has not received notice of any pending claim for product warranty, material backcharge, material additional work, field repair, recall or other injury claims by any third party (whether based on contract, tort or statute). There is no reasonable basis for any such matter (in excess of the amount of the "provisions for product warranties and guarantee and the provisions for returns" set forth in the Final Balance Sheet) arising from (i) services of the Business rendered by the Seller during periods through and including the Closing Date, (ii) the sale, distribution, erection or installation of products of the Business by the Seller prior to the Closing Date, or the manufacture of products of the Business by the Seller prior to the Closing Date or (iii) the operation of the Business or the ownership of the Purchased Assets prior to the Closing Date, other than warranty and field repair claims which the Seller expects to be consistent with past experience with respect to both frequency and amount. The Purchaser has been furnished with complete and correct copies of the standard terms and conditions of sale for each of the products or services of the Business (containing applicable guaranty, warranty and indemnity provisions), and there is no basis for any present or future recall of any such products. (b) The products or components manufactured, sold, or delivered by, or service rendered by or on behalf of, the Seller relating to the Business (together with products or components manufactured, sold, or delivered by, or service rendered by or on behalf of, the Chinese Subsidiaries relating to the Chinese Business), prior to the Closing Date, are not subject to any guaranty, warranty or other indemnity, express or implied, contingent or otherwise, in excess of the amount of the "provisions for product warranties and guarantee and the provisions for returns" set forth in the Final Balance Sheet, and there is no basis for any present or future recall of any such products. For the avoidance of doubt, "provisions for product warranties and guarantee and the provisions for returns" as set forth in the Final Balance Sheet represents a reserve for ordinary warranty and return services and expenses and does not represent a reserve for any Product Liability related claims.

5.17    Accounts Receivable. All accounts receivable of the Business represent sales actually made or services actually performed by the Seller in the ordinary course of business. All such accounts receivable have been adequately reserved against bad debts. There has been no event since December 31, 2003, which would require a material increase in the ratio of the reserve for uncollectable accounts receivable to the total accounts receivable of the Business, and there has been no Material Adverse Change in the composition of the accounts receivable of the Business in terms of aging.

5.18    Accounts Payable. All accounts payable of the Business represent purchases of goods actually made or services actually received by the Seller in the ordinary course of business.

5.19    Competition. Except as set forth in Schedule 5.19, the Seller is not subject to any order of, or any investigation or proceeding pending or, to the knowledge of the Seller, threatened before, the KFTC or any equivalent Governmental Authority made under the FTA or the equivalent legal requirement in connection with the Business or any of the Purchased Assets, and there is no basis for such. Except as set forth in Schedule 5.19, the Seller has not received any communication or request for information relating to any aspect of the Business or any of the Purchased Assets, including any official or unofficial request or recommendation with respect to the pricing of any product manufactured or sold by the Business from the KFTC or any other Governmental Authority. The Seller is not bound by any restrictive covenant or other non-competition restriction with respect to any aspect of the Business. No agreement, arrangement or conduct (by omission or otherwise) of the Seller in connection with the Business or any of the Purchased Assets has been, to the knowledge of the Seller, the subject of any investigation, report or decision by the KFTC or any other Governmental Authority within a five-year period prior to the date hereof.

5.20    Solvency. The consummation of the transactions contemplated hereby are not and will not be subject to any challenge under any Korean or Chinese Insolvency Statute, whether as preference, fraudulent conveyance or otherwise. No Insolvency Event pursuant to any Korean or Chinese Insolvency Statute, Korean or Chinese Law or Korean or Chinese Order has occurred to the Seller, and the Seller is not aware of any reason to believe that any such Insolvency Event is reasonably likely to occur to the Seller due to the execution and performance of this Agreement or the consummation of the transactions contemplated hereby or otherwise.

5.21    Availability of Documents. With respect to all documents and copies of documents provided by the Seller to the Purchaser in accordance with Section 7.3, all such documents and copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder, unless specifically disclosed otherwise.

5.22    Books and Records. All of the books of account, ledgers, payroll records, inventory and asset records and other books, records and documents which are primarily used for or are primarily related to the Business and copies of any such items that are not primarily used for or are primarily related to the Business but nevertheless used or related to the Business, which shall be delivered by the Seller to the Purchaser pursuant to Section 3.4(k), shall be true, complete and accurate in all material respects insofar as they concern the Business.

5.23    Foreign Corrupt Practices Act. To the knowledge of the Seller, none of the Seller or any Person or entity affiliated with the Seller have made in relation to the Business, directly or indirectly, any payment or promise to pay, or gift or promise to give, or authorized such promise or gift, or is aware of any such promise or gift, of any money or anything of value, directly or indirectly, to:

(a)     any officer or employee of any Governmental Authority, or other Person acting in an official capacity for such Governmental Authority, for the purpose of influencing any such officer, employee or other Person or inducing him or her to use his or her influence to affect any act or decision of such Governmental Authority; or

(b)     any political party or official thereof or candidate for political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in order to assist the Seller to obtain or retain business for, or direct business to, the Seller.

ARTICLE 5A
THE SELLER'S REPRESENTATIONS AND WARRANTIES REGARDING
THE CHINESE SUBSIDIARIES AND THE CHINESE BUSINESS

The Seller hereby represents and warrants to and covenants and agrees with the Purchaser in relation to the Chinese Business as of the date of this Agreement and as at the Closing Date (except to the extent the relevant representations expressly refer to an earlier date in this Article 5A), as follows.

5A.1    Status of the Chinese Subsidiaries, Capitalization and Purchased Shares.

(a)     Organization, Etc. The Chinese Subsidiaries are corporations duly organized and validly existing under the laws of China and have the corporate power to own or lease its properties and conduct the Chinese Business as now being conducted. The Chinese Subsidiaries have obtained and maintained all business licenses and permits, and are duly qualified to conduct business in all of the jurisdictions in which the Chinese Subsidiaries are conducting the Chinese Business.

(b)     Capitalization. The respective authorized equity interests, issued and outstanding and the shareholders of the Chinese Subsidiaries are provided in Schedule 5A.1(b). All of the outstanding equity interests of the Chinese Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except those (if any) under the joint venture agreement for Anhui Mando, there are no outstanding options, warrants, subscription rights, calls or commitments, whether contingent or absolute, of any nature whatsoever relating to, or securities or rights convertible into, shares of any class of the equity interests of the Chinese Subsidiaries, or contracts by which the Chinese Subsidiaries are or may become bound to issue additional shares of their equity interests.

(c)     Purchased Shares. The Purchased Shares, as described in Schedule 5A.1(b), represents all of the equity interest owned by the Seller in the Chinese Subsidiaries. The Seller is the registered legal and beneficial owner of the Purchased Shares and upon consummation of the transactions contemplated herein and obtaining the applicable Chinese Government Approvals with respect to the transfer of the Purchased Shares as described in Schedule 5A.1(d), the Purchaser will acquire from the Seller good and marketable title to the Purchased Shares free and clear of Liens.

(d)     No Consents Required. Except as set forth on Schedule 5A.1(d), no consent, approval, order or authorization of, or registration, declaration or filing with, any Chinese Governmental Authority on the part of the Seller is required in connection with the consummation of sale and purchase of the Purchased Shares as contemplated herein.

5A.2     Finance and Absence of Certain Changes.

(a)     Financial Statements. The Seller has delivered to the Purchaser annual audited financial statements for the Chinese Subsidiaries for all prior fiscal years since their respective establishment attached hereto as Schedule 5A.2(a) (all such financial statements of the Chinese Subsidiaries and any notes thereto, together with (i) the report of the review of the audited financial statements as of December 31, 2003, and (ii) the audited financial statements of the Chinese Subsidiaries as of the Closing Date to be delivered to the Purchaser pursuant to Section 7.10, are hereinafter collectively referred to as, the "Chinese Financial Statements"). The Chinese Financial Statements, as delivered (or to be delivered) to the Purchaser, are true, correct and complete in all material respects in relation to the Chinese Business and fairly present the financial condition of the Chinese Subsidiaries and the results of their operations for the respective dates and periods thereof and were prepared in accordance with the generally accepted accounting principles of China consistently applied. In addition, the accounting policies used in preparing the Chinese Financial Statements included in Schedule 5A.2(a) are true, correct and complete .

(b)     Absence of Certain Changes. Except as set forth in Schedule 5A.2(b), since the Balance Sheet Date, the Chinese Business has been conducted in the ordinary course consistent with past practices and there has not occurred any Material Adverse Effect.

5A.3    Assets and Business of the Chinese Subsidiaries.

(a)     Sufficiency of Assets. The assets of the Chinese Subsidiaries are adequate and sufficient for the operation of the Chinese Business as presently conducted.

(b)     Adverse Circumstances. Except as disclosed in Schedule 5A.3:

(i)     there are no materially adverse conditions or circumstances with respect to the tangible and intangible properties of the Chinese Subsidiaries, the contracts to which either of the Chinese Subsidiaries is a party or the employees of the Chinese Subsidiaries;

(ii)     there are no material legal actions, investigations, charges or other proceedings, at law or in equity or otherwise, before any Chinese Governmental Authority and whether by a private or public party, to which either of the Chinese Subsidiaries is a party or to which Seller is a party, with respect to the Chinese Subsidiaries, or, to the knowledge of the Seller, threatened against either of the Chinese Subsidiaries or the Seller and the Seller is not aware of any facts or circumstances that would constitute reasonable legal grounds for any such legal action, investigation, charge or other proceedings;

(iii)    there are no material violations of any Chinese Law or Chinese Order by the Chinese Subsidiaries or concerning the assets of the Chinese Subsidiaries; and

(iv)    the Chinese Business has been conducted in the ordinary course consistent with past practices and there has not occurred any change which has had, or could have, a Material Adverse Effect.

(c)     Place of Business. The Chinese Subsidiaries have not conducted, and are not conducting, any business outside of China and there are no countries outside of China into which the products and/or services of the Chinese Business are, or have been, at any time, marketed or sold by the Chinese Subsidiaries.

5A.4   Labor Relations. Except as set forth in Schedule 5A.4 and to the knowledge of the Seller, in relation to the employees of the Chinese Subsidiaries and/or the Chinese Business,

(a)     the Chinese Subsidiaries are in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not or was not engaged in any unfair labor practice;

(b)     there is no unfair labor practice claim or complaint against the Chinese Subsidiaries pending or, to the knowledge of the Seller, threatened before any Governmental Authority;

(c)     there is no labor strike, dispute, organizing effort, slow down or stoppage pending or, to the knowledge of the Seller, threatened against the Chinese Subsidiaries;

(d)     no grievance which might have an adverse effect on the Chinese Business nor any court or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the knowledge of the Seller, threatened;

(e)     there is no collective bargaining agreement for any employee or any labor union of the Chinese Subsidiaries which is binding on the Chinese Subsidiaries, and there is no agreement or arrangement between the Chinese Subsidiaries and any labor union which is not set forth in a collective bargaining agreement;

(f)     the Chinese Subsidiaries have not experienced any labor stoppage, concerted activity or other labor difficulty during the last two years;

(g)     there is no employment or consultation contract or other contract of engagement between the Chinese Subsidiaries and any Person which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Chinese Subsidiaries have a continuing obligation;

(h)     there is no agreement or arrangement between the Chinese Subsidiaries and any of their employees or former employees with respect to his/her employment, his/her ceasing to be employed or his/her retirement/separation which is not included in the employment rules of the Chinese Subsidiaries, applicable Law or any other applicable written terms of his/her employment or previous employment;

(i)     except as disclosed in the Chinese Financial Statements, the Chinese Subsidiaries have not (i) incurred any liabilities for breach or unlawful termination of any employment contract with any of its employees or former employees of the Chinese Subsidiaries including liabilities for severance payments, compensation for wrongful termination, failure to comply with an order for the reinstatement or reengagement and back pay of any of its employees or former employees of the Chinese Subsidiaries, (ii) incurred a liability for breach or termination of a consultation agreement in relation to the Chinese Business, or (iii) made or agreed to make a payment or provided or agreed to provide a benefit to any of its employees or former employees of the Chinese Subsidiaries or any of their dependents in connection with the actual or proposed termination or suspension of employment or variation of any employment contract; and

(j)     there has not been, and the Seller has no knowledge that there will be, any Material Adverse Change in the near future in relation with any of its employees as a result of the transactions contemplated hereunder.

5A.5   Environmental Matters. To the knowledge of the Seller:

(a)     Except as disclosed in Schedule 5A.5(a), the Chinese Subsidiaries have obtained from the appropriate Chinese Governmental Authority, and have been in compliance with all material terms and conditions of, all authorizations and permits which are required under all Chinese Environmental Laws for the conduct of the Chinese Business as heretofore conducted and presently conducted. All such authorizations and permits referred to in the previous sentence are valid and in full force and effect for the conduct of the Chinese Business and where applicable, timely renewal applications have been submitted for all such authorizations and permits. There are no proposed changes to any Chinese Environmental Law or any proposed new Chinese Environmental Law that would have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement is not in violation of any Chinese Environmental Laws and authorizations and permits obtained pursuant thereto.

(b)     Except as set forth in Schedule 5A.5(b), the Chinese Business is and for the past five (5) years has been conducted in compliance with all applicable Chinese Environmental Laws; and during the past five (5) years, the Chinese Subsidiaries have not received any written notice regarding (i) any actual or alleged violation of any Chinese Environmental Law, or (ii) any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the operation of the Chinese Business by the Chinese Subsidiaries arising under any Chinese Environmental Law.

(c)     The Chinese Subsidiaries have not caused or taken any action in respect of the Chinese Business (including, but not limited to any release, emission, discharge, presence or disposal of any Hazardous Substance) that has resulted or, is likely to result in any loss or obligation in connection with the Chinese Business relating to (i) environmental conditions on or about the real property of the Chinese Subsidiaries or formerly owned or leased properties or facilities of the Chinese Subsidiaries, or (ii) past or present generation, use, disposal, recycling, treatment or management of any Hazardous Substance. There are no past or present conditions or circumstances arising out of the operations of the Chinese Business, including on-site or off-site Releases or any threat or danger of Releases, that are likely to result in: (A) liabilities or obligations for any cleanup, remediation or corrective action under any Chinese Environmental Law, (B) claims arising under any Chinese Environmental Law for personal injury, property damage, or damage to natural resources, or (C) fines or penalties arising under any Chinese Environmental Law. There has been no Release or any threat or danger of Release on, under, or from the real property of the Chinese Subsidiaries into the surrounding environment.

5A.6   Taxes. To the knowledge of the Seller:

The Chinese Subsidiaries have filed all tax returns required by the applicable Law of China to be filed, has paid all taxes that came due and required by the applicable Law of China to be paid. All tax deficiencies that have been claimed, proposed or asserted against the Chinese Subsidiaries have been fully paid or finally settled. No deficiencies for any tax have been threatened, claimed, proposed or assessed against the Chinese Subsidiaries, except as set forth in Schedule 5A.6.

5A.7   Product Warranty. To the knowledge of the Seller: (a) Except as set forth on Schedule 5A.7, the Chinese Subsidiaries have not received notice of any pending claim for product warranty, material backcharge, material additional work, field repair, recall or other injury claims by any third party (whether based on contract, tort or statute), nor is there any basis for any such matter arising from (i) services rendered by the Chinese Subsidiaries during periods through and including the Closing Date, (ii) the sale, distribution, erection or installation of products of the Chinese Subsidiaries prior to the Closing Date, or the manufacture of products of the Chinese Subsidiaries prior to the Closing Date or (iii) the operation of the Chinese Business or the ownership of the assets of the Chinese Subsidiaries prior to the Closing Date, other than warranty and field repair claims which the Chinese Subsidiaries expect to be consistent with past experience with respect to both frequency and amount. (b) The products or components manufactured, sold, or delivered by, or service rendered by or on behalf of, the Chinese Subsidiaries relating to the Chinese Business (together with products or components manufactured, sold, or delivered by, or service rendered by or on behalf of, the Seller relating to the Business), prior to the Closing Date, are not subject to any guaranty, warranty or other indemnity, express or implied, contingent or otherwise, in excess of the amount of the "provisions for product warranties and guarantee and the provisions for returns" set forth in the Final Balance Sheet, and there is no basis for any present or future recall of any such products.

ARTICLE 6
THE PURCHASER'S REPRESENTATIONS AND WARRANTIES

The Purchaser hereby represents and warrants to the Seller as follows:

6.1     Organization. The Purchaser is a company duly organized and validly existing under the laws of Wisconsin, U.S.A.

6.2     Power; Authorization; Binding Nature. With respect to this Agreement, the Ancillary Agreements and all other agreements, instruments and documents executed and delivered by the Purchaser pursuant to this Agreement (collectively with this Agreement, the "Purchaser Delivered Agreements"), (a) the Purchaser has the power and authority to enter into the Purchaser Delivered Agreements and to consummate the transactions contemplated by them, (b) the execution and delivery by the Purchaser of the Purchaser Delivered Agreements have been duly authorized by the necessary corporate action on the part of the Purchaser and (c) the Purchaser Delivered Agreements constitute valid and binding agreements of the Purchaser that are enforceable against it in accordance with their terms subject to the effect of any applicable Insolvency Statute which generally affects the enforcement of creditors' rights.

6.3     Absence of Violations or Conflicts. The execution and delivery by the Purchaser of the Purchaser Delivered Agreements do not, and will not with passing of time or the giving of notice or both, constitute a violation of, conflict with, or constitute a breach of or default under (a) any term or provision of the articles of incorporation or by-laws of the Purchaser, (b) any material agreement, commitment or understanding of the Purchaser to which the Purchaser is a party or any asset of the Purchaser is subject, (c) any Order or (d) any Laws.

6.4     Litigation. There is no actions, suits, investigations or proceeding pending against or, to the knowledge of the Purchaser, threatened against the Purchaser, before any Governmental Authority that, individually or in the aggregate, could reasonably be expected, to impede the ability of the Purchaser to consummate the transactions contemplated under this Agreement or the Ancillary Agreements.

6.5     No Consents Required. Except as set forth in Schedule 6.5, no consent, approval, order or authorization of, or registration, declaration or filing with, any Korean or United States Governmental Authority on the part of the Purchaser is required in connection with the execution or delivery of, or the performance of its obligations under this Agreement or the consummation of the purchase of the Purchased Assets and the assumption of the Subject Liabilities by the Purchaser as contemplated herein.

ARTICLE 7
COVENANTS AND OTHER AGREEMENTS

7.1     Continuing Operation of Business. The Seller covenants and agrees to do the following with respect to the Business, on and after the date of this Agreement and until the Closing Date (except as otherwise agreed to in writing by the Purchaser, which agreement shall not be unreasonably withheld):

(a)     carry on the Business in the ordinary course of business consistent with past practices and not engage in any transaction or activity or enter into any agreement or make any commitment except those in the ordinary course of business consistent with past practices and not otherwise prohibited under this Section 7.1;

(b)     except for any increase of wages within a range agreed between the Purchaser and the Seller or except for annual wage increases and increase as a result of promotion in the normal course business, not pay any bonus to, and grant any increase in the compensation of, any employee of the Business, whether now or hereafter payable (including any such increase pursuant to any Benefit Plan) and not employ any additional employees of the Business;

(c)     not sell or grant any license, franchise, option or other right of any nature whatsoever to sell, distribute, or otherwise deal in or with any product of the Business or use any Owned Intellectual Property, except in the ordinary course of business consistent with past practices;

(d)     not amend or terminate any contract, agreement, arrangement, commitment or undertaking, including any license, relating to the Business to which it is a party, the amendment or termination of which would have a Material Adverse Effect;

(e)     continue to meet all of its contractual obligations relating to the Business except to the extent consistent with the past practices and Korean industry market practices and insofar as such practices do not result in any Material Adverse Effect;

(f)     pay all of its payment obligations relating to the Business and not waive or release any right or claim relating to the Business except to the extent consistent with the past practices and Korean industry market practices and insofar as such practices do not result in any Material Adverse Effect;

(g)     make capital expenditures with respect to the Business in accordance with the 2004 Plan and not make any capital expenditure with respect to the Business outside of such plan and outside of the ordinary course of business;

(h)     not grant any new Lien on any of its Purchased Assets or sell, transfer or dispose of any of the Purchased Assets, except in the ordinary course of business consistent with past practices;

(i)     use commercially reasonable efforts to preserve the current relations with its suppliers, customers, distributors, labor unions and employees relating to the Business;

(j)     not take any action, or omit to take any action, which would result in a breach of the representation and warranty set forth in Section 5.2(b) without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld;

(k)     timely file all tax returns in respect of the Business required to be filed on or prior the Closing Date and pay or withhold all taxes and amounts that are due on or prior to the Closing Date and required to be paid or withheld, as the case may be, in respect of the Business;

(l)     use commercially reasonable efforts to preserve the goodwill of the Business;

(m)    not change the Seller's accounting policies applied on a consistent basis;

(n)     procure the Chinese Subsidiaries to carry on the Chinese Business in the ordinary course of business consistent with past practices and not engage in any transaction or activity or enter into any agreement or make any commitment except those in the ordinary course of business consistent with past practices;

(o)     ensure that the Chinese Subsidiaries do not grant any new Lien on any of their assets or sell, transfer or dispose of any of their assets, except in the ordinary course of business consistent with past practices; and

(p)     not enter into any agreement or commitment, oral or written, to do or perform any of the acts in violation of any item described in this Section 7.1.

7.2     Satisfaction of Liens and Indebtedness. Except for the Bank Housing Loan or as provided in Schedule 7.2 or otherwise agreed to in writing by the Purchaser, the Seller shall remove or discharge all Liens on any of the Purchased Assets and repay any indebtedness or other monetary obligation secured by any of such items on or prior to the Closing.

7.3     Inspection. Provided that the Purchaser provides sufficient prior written request to the representative of the Seller designated specifically as contact point for this purpose (the "Representative") and to the extent it would not disrupt or disturb business activities of the relevant parties:

(a)     the Seller shall allow the Purchaser and its representatives full access to be arranged only through the Representative during normal business hours, after the date hereof and until the Closing, to the personnel, to all books, contracts, commitments, records and properties (including plants and facilities) of the Seller related to the Purchased Assets, the Purchased Shares, the Subject Liabilities and the Business, and to the accountants, counsel and other advisers of the Seller, and shall furnish promptly to the Purchaser all information concerning its business, assets, properties and personnel relating to the Business as the Purchaser may reasonably request; and

(b)     the Purchaser and its representatives may, with prior written consent of the Seller, contact or communicate with any suppliers or customers of the Business or other persons having business dealings with the Business provided such contact or communication is done in a reasonably prudent manner so as not to disrupt or disturb Seller's business relations with such customers, suppliers and persons.

7.4     Expenses.

(a)     General. Unless otherwise provided herein, each Party shall bear their respective costs and expenses incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby.

(b)     Certain Taxes and Expenses. Notwithstanding the foregoing,

(i)     except as otherwise specifically provided in this Agreement and conditional upon the consummation of the transactions contemplated hereby, (A) all transfer and corporate income taxes relating to the transactions contemplated hereby assessed to and payable by the Seller shall be paid by the Seller, (B) all capital registration tax, acquisition tax and asset registration tax imposed in connection with the Purchased Assets and the transactions contemplated by this Agreement shall be paid by the Purchaser, (C) all taxes, agent and other fees, costs and expenses for the transfer and registration in the Purchaser's name of any Owned Intellectual Properties shall be equally shared and born by both Parties and (D) all other taxes, fees and expenses relating to the transactions contemplated by this Agreement and all recording, indexing and filing fees relating to recording all documents effecting or evidencing transfer of title to the Purchased Assets shall be paid by the Party against which they are imposed under applicable laws; and

(ii)     all property, ad valorem and similar taxes imposed on the Purchased Assets that is assessed or payable in the calendar year that includes the Closing Date shall be prorated (based on the number of days) over such calendar year as of the Closing Date, with the Seller paying the portion thereof attributable to the period prior to the Closing Date and the Purchaser paying the portion thereof attributable to the period beginning on the Closing Date.

7.5     Publicity. From the date hereof until the Closing Date, neither the Purchaser nor the Seller will make any public disclosure or publicity release pertaining to the existence of this Agreement or the subject matter hereof without the prior written consent of the other Party (such consent not to be unreasonably withheld); provided, however, that each Party shall be permitted to make such disclosure to the public or any Governmental Authority as its counsel shall reasonably deem necessary to comply with any Laws, but any such disclosure shall be submitted to the other Party hereto for review prior to dissemination, except as otherwise required by Law and shall be permitted to make such disclosure to its lenders, customers, suppliers, shareholders, fund investors, affiliates, advisors, employees or labor union as required under Law or applicable contracts or necessary to facilitate the transactions contemplated hereby.

7.6     No Solicitations; Discussions By The Seller. Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Seller (including all of their respective corporate or individual affiliates) shall not, except with the prior written consent of the Purchaser, directly or indirectly, negotiate with, enter into or continue any discussion with or make any commitment or provide any information to any other party with respect to any Investment Transaction. The Seller shall be responsible for ensuring that their respective corporate and individual affiliates comply with this Section 7.6.

7.7     Filings under Korean Law and Licenses and Permits. The Seller and the Purchaser shall cooperate with each other to comply with the filing requirement under the FTA and to secure any other approvals or consents from any Governmental Authority in order to consummate the transactions contemplated hereunder. Further, the Seller shall provide all reasonable assistance to the Purchaser in the Purchaser's efforts to receive all authorizations, consents and approvals of any Governmental Authority necessary for the operation of the Business, including the transfer, or the approval of the application for, all necessary permits and licenses in order for the Purchaser to conduct the Business.

7.8     Assignment to Newco. The Purchaser shall complete the incorporation of Newco at least 35 days prior to the Closing Date and enter into and cause Newco to enter into the Assignment and Assumption Agreement with the Seller prior to the Closing Date, whereby (i) Newco will assume all of the Purchaser's rights and obligations under this Agreement and the Ancillary Agreements (if any executed) as if it were the Purchaser from the outset and (ii) the Purchaser shall remain jointly and severally liable for the due and timely performance by Newco of its obligations under this Agreement and the Ancillary Agreements.

7.9     Alternative Transaction Structure. In the event that the Purchaser is unable to obtain the foreign direct investment tax exemption from the Ministry of Finance and Economy under the Special Tax Treatment Control Law of Korea, the Parties shall discuss and agree in good faith, alternative structures to consummate the transactions contemplated herein based on the principle that neither of the Parties should be disadvantaged from any such alternative structure. The Purchaser shall have sole discretion to select such alternative structure, so long as the Seller is not disadvantaged as a result of the alternative structure the Purchaser selects or is fully compensated for any loss or damage which may be incurred by the Seller due to such alternative structure to the reasonable satisfaction of the Seller.

7.10    Financial Statements of the Chinese Subsidiaries. The Seller shall deliver to the Purchaser, (i) prior to the Closing Date, a report in English by an internationally recognized accounting firm of its review of the financial statements of the Chinese Subsidiaries as of December 31, 2003 as audited by Shanghai Anxin Certified Public Accountants Co. Ltd., and (ii) not later than five (5) weeks after the Closing Date, a full set of financial statements in English of each of the Chinese Subsidiaries as of the Closing Date as audited by an internationally recognized accounting firm.

7.11    Mismanagement of Working Capital. From the date of this Agreement until the Closing Date, the Seller shall not engage in any Mismanagement of Working Capital materially affecting the Working Capital.

7.12    Labor Disputes. Upon the occurrence of any strikes, work stoppages, slow downs or lockouts lasting longer than one hour, during regular working hours of the Business on or after the date of this Agreement through the Closing Date involving any of the employees of the Business (it being agreed that such minor strikes, work stoppages, slow downs or lockouts lasting one hour or shorter do not need to be reported to the Purchaser), the Seller shall provide the Purchaser with written notice of such event within five (5) days after the occurrence of the event. So long as the Seller has provided such notice to the Purchaser and the occurrence of such event does not have a Material Adverse Effect, the occurrence of the event shall not constitute a breach of the representations and warranties provided in Sections 5.2(b)(xiii) or 5.8(c).

7.13    Update of Schedules. The Seller shall, from time to time on or prior to the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any schedule to this Agreement to reflect the status of the Seller, the Business, the Purchased Assets or the Subject Liabilities as of such time. No such supplemental, amended or additional schedule shall be deemed to amend or cure any inaccuracy or breach of any representation or warranty, unless the Purchaser elects in writing to proceed with the Closing, in which case the Parties shall discuss and agree upon, in good faith, reasonable compensation to the Purchaser or a reasonable remedy for any adverse effect that the supplement, amendment or addition to such schedule has on the Business, the Purchased Assets, the Chinese Subsidiaries, the Purchased Shares or the Subject Liabilities and upon such agreement, such supplemental, amended or additional schedule shall be included as part of the disclosure Schedules under this Agreement and no breach shall be deemed to arise with respect to matters disclosed therein.

7.14    Vietnam Receivables. The Purchaser acknowledges that the accounts receivable of the Seller against Power Trading Co., Ltd. ("Power Trading") in the aggregate amount of US$885,700 as of the date hereof as described in Schedule 7.14 are overdue and have not been collected by the Seller even though the subject products were shipped by the Seller and were in part shipped to Vietnam subsequently and in part remaining in a bonded warehouse in Pusan, Korea. With respect to such accounts receivable and to the extent not collected by the Seller prior to the Closing Date, the Purchaser agrees that, if any payment due thereunder is collected by the Purchaser on or after the Closing Date, the Purchaser agrees to promptly forward the actual amount of such collection to the Seller.

7.15    Transfer of Claims. In the event that the Purchaser is indemnified by the Seller under this Agreement with respect to a breach by the Seller of a covenant, representation or warranty of the Seller, with the Purchaser having the right to claim damages against a third party in relation to the same matter that is the subject of such breach by the Seller pursuant to a claim referred to in Exhibit A, item (l), which has been transferred to the Purchaser, the Purchaser agrees to transfer such claim to the Seller to the extent that the Purchaser was indemnified by the Seller for its breach. Further, to the extent that the Purchaser receives any amounts from a third-party pursuant to a claim referred to in Exhibit A, item (l), which has been transferred to the Purchaser, any indemnity amounts that the Purchaser may claim from the Seller regarding the same matter shall be reduced by the amount actually received from such third party (reduced by all costs reasonably incurred by the Purchaser in collecting such amount).

7.16    Employee Loans. With respect to any employee loans extended by the Seller to employees of the Business who are transferred to the Purchaser (which are Excluded Assets under paragraph (c) of Exhibit B), the Purchaser agrees to promptly forward to the Seller any amount (whether interest, principal or any other amount) actually collected by the Purchaser on such employee loans on or after the Closing Date. If any of such employees defaults on the foregoing loan payment, the Purchaser shall promptly provide a notice of such default to the Seller. With respect to the obligations of the Purchaser in this Section 7.16, the Parties agree that the Purchaser shall not be liable to the Seller for any inadvertent delays or breaches in its performance of such obligations and the Purchaser shall not be required to take any action that would adversely affect its relationship with the employees of the Business who are transferred to the Purchaser.

7.17    Translation of Schedules. Within 2 weeks after the date hereof, the Seller shall translate and deliver to the Purchaser English language translations of the Schedules to this Agreement (other than Schedule 5.3(a)(x), labor newsletters published by the Seller and labor newsletters published by the labor union contained in Schedule 5.8(l) and any Chinese Financial Statements). Upon the delivery of such English language Schedules, such Schedules shall become a part of this Agreement by this reference and shall be deemed to replace the corresponding Schedules attached hereto.

ARTICLE 8
NON-COMPETITION

8.1     Non-competition. The Seller agrees that for a period of three (3) years from the Closing Date, it will not, anywhere in the world, have any interest in, act as agent, broker or distributor for or adviser or consultant to, or in any way assist (whether by solicitation of customers or employees or otherwise) any Person which is engaged, or which it reasonably knows is undertaking to become engaged, anywhere in the world, in a business which competes, or could compete in the future, with the Business. Notwithstanding anything to the contrary herein, nothing contained in this provision shall be construed to prohibit or restrict the Seller's conduct of the Winia Business in any manner.

8.2     No Interference with Customers. The Seller agrees that for a period of three (3) year from the Closing Date, it will not induce any Customer to purchase from any business entity operating anywhere in the world (other than the Purchaser) the types of goods and services sold to such Customer by the Seller in the ordinary course of business of the Business within the twenty four (24) month period prior to the Closing, or to withdraw, curtail or cancel such Customer's business with the Purchaser in respect of such goods or services. Notwithstanding anything to the contrary herein, nothing contained in this provision shall be construed to prohibit or restrict the Seller's conduct of the Winia Business in any manner.

8.3     No Interference with Employees. Without written consent of the other Party, for a period of three (3) year from the Closing Date, neither Party will request, induce or solicit any employee of the other Party or its affiliates to terminate his or her employment with such other Party or its affiliates and accept employment with itself or another business entity.

8.4     Confidentiality. As used in this Section 8.4, the term "Confidential Information" includes any and all of the following information of the Seller relating to the Business: (i) trade secrets, (ii) all information primarily concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software and database technologies, systems, structures and architectures, (iii) all information concerning the Business and the affairs of the Business (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented); and (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Seller to the extent containing or based, in whole or in part, upon any information included in the foregoing. Until the three-year anniversary of the Closing Date or until this Agreement is terminated (if earlier terminated), the Seller shall maintain as confidential any Confidential Information (whether or not disclosed to the Purchaser). Notwithstanding the preceding sentence, the Seller may use any Confidential Information before the Closing in the ordinary course of business. Notwithstanding anything to the contrary herein, nothing contained in this provision shall be construed to prohibit or restrict the Seller's conduct of the Winia Business in any manner.

8.5     Remedies. The Seller acknowledges that any violation of this Article 8 may cause irreparable harm to the Purchaser and monetary damages may not be an adequate remedy. The Seller therefore agree that the Purchaser shall be entitled to an injunction by an appropriate court in the appropriate jurisdiction, enjoining the Seller from the continuance of any such violation, in addition to any monetary damages which might occur by reason of the violation of the prohibitions of this Article 8. Nothing in this Agreement shall restrict any rights that the Purchaser may have at law or in equity with respect to matters covered by this Article 8.

8.6     Modification. The Seller and the Purchaser understand and agree that should any portion, provision or clause of this Article 8 be deemed too broad to permit enforcement to its full extent, then it shall be enforced to the maximum extent permitted by law, and the Seller and the Purchaser hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

8.7     Covenants Independent. The covenants set forth in this Article 8 shall be deemed and shall be construed as separate and independent covenants, and should any part or provision of such covenants be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void or unenforceable any other part or provision thereof or any other covenant not declared invalid, void, or unenforceable; and this Agreement and this Article 8 shall in that case be construed as if the void, invalid or unenforceable provisions were omitted.

ARTICLE 9
SURVIVAL; INDEMNIFICATION

9.1     Indemnification by the Seller. Subject to the provisions of this Article 9, the Seller shall defend, indemnify and hold the Purchaser, any of its affiliates, or any of their respective officers, directors, agents and employees harmless against any and all Damages actually incurred or suffered by the Purchaser, any of its affiliates, or any of their respective officers, directors, agents and employees, arising out of:

(a)     any misrepresentation or breach of any representation or warranty made by the Seller in this Agreement (for the avoidance of doubt, the Seller's liabilities with respect to Transferred Liabilities shall be limited to the Seller's representations and warranties covering the Transferred Liabilities and the Seller's indemnity obligations related thereto);

(b)     any breach of any covenant or agreement made by the Seller in this Agreement;

(c)     the Seller's breach of any of the Ancillary Agreements; or

(d)     any ACC Retained Liability.

9.2     Indemnification by the Purchaser. Subject to the provisions of this Article 9, the Purchaser shall defend, indemnify and hold the Seller, any of its affiliates, or any of their respective officers, directors, agents and employees harmless against any and all Damages actually incurred or suffered by the Seller, any of its affiliates, or any of their respective officers, directors, agents and employees arising out of (a) any misrepresentation or breach of any representation, warranty, covenant or agreement made by the Purchaser in this Agreement; (b) the Purchaser's breach of any of the Ancillary Agreements; or (c) any Subject Liability.

9.3     General Indemnification Procedures. The Party seeking indemnification (the "Indemnified Party") shall give written notice to the other Party (the "Indemnifying Party") of any claim or the commencement of any action, suit or proceeding in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. Such notice shall be given as soon as practicable, but no later than 20 days after the time at which the Indemnified Party received notice of such claim, action, suit or proceeding; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent the Indemnifying Party has suffered actual damages thereby. The Indemnifying Party shall have the right to undertake by counsel of its own choosing, at its expense, the defense of any such action, suit or proceeding involving a third party. The Indemnified Party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the sole expense of the Indemnified Party unless (i) the employment of counsel by the Indemnified Party has been authorized by a prior written consent of the Indemnifying Party, (ii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, or (iii) the Indemnified Party has reasonably concluded that the use of any counsel chosen by the Indemnifying Party to represent the Indemnified Party may present such counsel with a conflict of interest, in each of which cases the fees and expenses of counsel will be at the expense of the Indemnifying Party, and the Indemnifying Party shall reimburse or pay such fees and expenses as they are incurred. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, the Parties shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

9.4     Certain Limitations.

(a)     Indemnity Limits. The aggregate liability of the Seller under this Article 9 for any breach of representations and warranties under this Agreement or the Ancillary Agreements shall not exceed 30% of the Purchase Price (but increased by any reduction made under Section 2.2(b)). In any event, the aggregate liability of the Seller under this Article 9 shall not exceed 100% of the Purchase Price (but increased by any reduction made under Section 2.2(b)). Notwithstanding the foregoing, none of the limitations in this Section 9.4(a) shall apply to any liabilities arising out of the Excluded Assets, or any fraud, breach of representations and warranties under this Agreement committed in bad faith or intentionally by the Seller.

(b)     De Minimis Limit. No amount of indemnity shall be payable by the Seller as a result of a claim under this Article 9 for any breach of representations and warranties under this Agreement unless and until the Purchaser has suffered or incurred Damages in excess of 600 million Won in the aggregate, in which case the Purchaser shall be entitled to seek indemnity for the total amount of such Damages, except that the foregoing limitation shall not apply to any breach of representations and warranties under Sections 5.10 and 5.13 by the Seller. For the avoidance of doubt, the foregoing limitation shall not apply to a breach of, or a failure to perform, any covenant or agreement under this Agreement or an Ancillary Agreement or for an ACC Retained Liability.

(c)     Time Limits. The Seller has no liability for Damages under this Article 9 for breaches of representations and warranties under this Agreement, unless the Purchaser notifies the Seller of a claim therefor on or before that date which is twenty-one (21) months following the Closing, except that (i) the foregoing time limitation shall not apply to any Excluded Assets, or any fraud or breach of representations and warranties committed in bad faith or intentionally by the Seller, and (ii) the foregoing time limitation shall be extended until the expiration of the relevant statute of limitation for damages in relation to any misrepresentation related to, or any breach of representations and warranties under, Sections 5.10, 5.13 and 5.16 by the Seller. Furthermore, there shall be no time limitation as to the representations and warranties relating to title and authorization contained at Sections 5.1(a) and (b) and 5.3(a). The Purchaser shall have no liability for any Damages under this Article 9, unless the Seller notifies the Purchaser of a claim therefor on or before that date which is twenty-one (21) months following the Closing. For the avoidance of doubt, the foregoing time limitation shall not apply to a breach of, or a failure to perform, any covenant or agreement under this Agreement or an Ancillary Agreement or for an ACC Retained Liability.

9.5     Satisfaction of Indemnification Obligations. Subject to the terms and conditions set forth in Sections 9.3 and 9.4, claims for Damages shall be satisfied promptly by the Indemnifying Party paying the amount of such Damages to the Indemnified Party.

ARTICLE 10
TERMINATION AND ABANDONMENT

10.1    Termination and Abandonment. This Agreement may be terminated and the transactions contemplated by it abandoned at any time prior to the Closing as follows:

(a)     by mutual agreement of the Seller and the Purchaser;

(b)     by the Purchaser, if (i) the Seller shall have breached any of the terms of this Agreement and such breach has not been cured by Seller within ten (10) days after notice of the breach from the Purchaser, or (ii) the Closing has not occurred by the Outside Termination Date, unless such failure to close was caused by the action or inaction of the Purchaser; or

(c)     by the Seller, if (i) the Purchaser shall have breached any of the terms of this Agreement and such breach has not been cured by the Purchaser within ten (10) days after notice of the breach from the Seller, or (ii) the Closing has not occurred by the Outside Termination Date, unless such failure to close was caused by the action or inaction of the Seller.

10.2    Rights and Obligations on Termination. If this Agreement is terminated and abandoned as provided in this Article 10, each Party will redeliver all documents, work papers and other materials relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the Party furnishing the same, and all information received by a Party with respect to the business of the other Party shall not at any time be used for the advantage of, or disclosed to third parties by, such Party to the detriment of the Party furnishing such information; provided, however, that the foregoing restriction shall not apply to any documents, work papers, material or information which is a matter of public knowledge or is otherwise in the public domain. This Section 10.2 and 11.4 through 11.7 shall survive the termination of this Agreement. The maximum liability of a Party to the other Party in the event of a termination of this Agreement shall be the amount of costs and expenses incurred by such other Party in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby.

Article 11
MISCELLANEOUS PROVISIONS

11.1    Notices. Each notice, communication and delivery under this Agreement shall be made in writing signed by the Party making the same, shall specify the Section of this Agreement pursuant to which it is given and shall be deemed to have been duly given (a) when received, if sent by registered or certified mail (return receipt requested), or (b) when delivered, if delivered Personally or by internationally recognized overnight courier, or (c) when transmitted by facsimile, with a transmission confirmation thereof, in each case to the appropriate Persons at the following addresses (or at such other addresses as will be specified by like notice):

To the Purchaser:	Modine Manufacturing Company
1500 DeKoven Avenue
Racine, Wisconsin 53403-2552
United States of America
Tel:+1-262-636-1687
Fax:+1-262-636-1424
Attention: Mr. Bradley C. Richardson
With copies to:
Shin & Kim
Ace Tower, 4th Floor
1-170, Soonhwa-Dong, Chung-Ku
Seoul 100-712, Korea
Tel: +822-316-4001
Fax: +822-756-6226
Attention: Mr. Woong-Soon Song

To the Seller:	WiniaMando Inc.
730, Dang-Dong, Gunpo City
Kyunggi-Do, Korea, 435-711
Tel: +8231-599-6010
Fax: +8231-599-6702/6703
Attention: Mr. Won Wik Min
With copies to:
Kim & Chang
4F, Northgate Building
66 Jeokseon-Dong, Jongno-Gu
Seoul, Korea, 110-052
Tel: +822-3703-1029
Fax: +822-3703-1590
Attention: Mr. Young-Jay Ro

or to such other representative or at such other address as a Party may furnish to the other Party in writing.

11.2    Time of the Essence; Computation of Time. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or any public or legal holiday, whether state or federal, the Party having such privilege or duty shall have until 5:00 p.m., Seoul time, on the next succeeding regular business day to exercise such privilege or to discharge such duty.

11.3    Assignment; Successors in Interest. Except for any transfer or assignment of rights under this Agreement by operation of law upon the dissolution of the Seller or except with the prior written consent of the Purchaser, no transfer or assignment (by operation of law or otherwise) by the Seller of its rights or obligations under this Agreement shall be made to any Person or entity. Except with the prior written consent of the Seller, no assignment or transfer by the Purchaser of its rights and obligations under this Agreement may be made, provided, however, that assignments or transfers by the Purchaser of its rights and obligations under this Agreement may be made pursuant to Section 7.9. This Agreement shall be binding upon the Parties and their respective successors and permitted assignees, shall inure to the benefit of the Parties and their respective successors and permitted assignees, and any reference to a Party to this Agreement shall also be a reference to such successor or assignee.

11.4    Controlling Law; Integration; Amendment; Waiver. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of Korea without regard to its conflicts of law principles. This Agreement and the other agreements contemplated by this Agreement supersede all prior negotiations, agreements and understandings between the Parties with respect to the subject matter hereof and thereof, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and may not be altered or amended except in writing signed by the Purchaser and the Seller. The failure of any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect the right to enforce the same. No waiver by any Party of any condition (or of the breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or as a waiver of any other provision (or of a breach or any other provision) of this Agreement.

11.5    Dispute Resolution.

(a)     Amicable Settlement. The Parties shall attempt in good faith to resolve all Disputes by mutual agreement.

(b)     Arbitration.

(i)     If any Dispute cannot be resolved by the Parties pursuant to Section 11.5(a) or otherwise, then such Dispute shall be resolved by arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce (excluding its conflict-of-laws principles). The arbitration shall be the sole and exclusive forum for resolution of such Dispute, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

(ii)     The procedures for arbitration pursuant to Section 11.5(b)(i) shall be as follows:

(A)     The number of arbitrators shall be three, one of whom shall be appointed by the Seller, one of whom shall be appointed by the Purchaser and the third of whom shall be selected by mutual agreement of the two selected arbitrators. All three arbitrators shall be non-Korean and non-United States nationals.

(B)     The arbitration shall be conducted in the English language and any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof. The situs of the arbitration shall be Singapore.

(C)     Any award of the arbitrators (i) shall be in writing, (ii) shall state the reasons upon which such award is based, and (iii) may include an award of costs, including reasonable attorneys' fees and disbursements.

(D)     The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing Party's actual or consequential damages, and the arbitrators may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(E)     Any Party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the Dispute, controversy or claim is otherwise resolved. Any Party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the Dispute, controversy or claim is otherwise resolved.

(c)     Performance of Agreement During Dispute Resolution. In the course of resolving Disputes under this Agreement, to the extent practicable, the Parties shall continue to perform the terms and conditions of this Agreement that are not in dispute.

11.6    Severability. In the event that any court of competent jurisdiction or any judgment of arbitration shall determine that any provision of this Agreement is invalid, such determination shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and which shall be construed as to be valid under applicable law.

11.7    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, including, but not limited to, any employee, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.8    Counterparts. This Agreement may be executed by each Party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signature of all of the Parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

[EXECUTION PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

MODINE MANUFACTURING COMPANY

By:___________________________
Name:
Title:

WINIAMANDO INC.

By:___________________________
Name:
Title:

[EXECUTION PAGE FOR ASSET PURCHASE AGREEMENT]

LIST OF EXHIBITS

Exhibit A:     Purchased Assets
Exhibit B:     Excluded Assets
Exhibit C:     Subject Liabilities
Exhibit D:     ACC Retained Liabilities
Exhibit E:     Form of Bill of Sale
Exhibit F:     Form of Subject Liabilities Assignment and Assumption Agreement
Exhibit G:     Form of Separation Agreement
Exhibit H:     Form of Transition Services Agreement
Exhibit I:      Form of Escrow Agreement
Exhibit J:      Form of Asset Purchase Agreement and Ancillary Agreements Assignment and Assumption Agreement
Exhibit K:     Form of Employment Transfer Agreements
Exhibit L:      Reference Balance Sheet
Exhibit M:     2004 Plan
Exhibit N:      Form of legal opinion of the Seller's Korean counsel
Exhibit O:      Form of legal opinion of the Seller's Chinese counsel

EXHIBIT A: PURCHASED ASSETS

Purchased Assets shall include, without limitation, all of the following assets and rights that are primarily used, or primarily held for use, by the Seller for, or in connection with, the Business:

(a)     real property owned by the Seller, including the real property listed in Schedule 5.3(a)(x);

(b)     the lease rights to the real property leased to the Seller, including the lease rights to the leased real property listed in Schedule 5.3(e);

(c)     personal property owned by the Seller, including the personal property listed in Schedule 5.3(a)(x);

(d)     the lease rights to the personal property leased to the Seller, including the lease rights to the leased personal property listed in Schedule 5.3(f);

(e)     the inventories of the Business;

(f)     the rights to the Owned Intellectual Property, including the Owned Intellectual Property listed in Schedule 5.4(a)(y);

(g)     the rights to the Licensed Intellectual Property, including the Owned Intellectual Property listed in Schedule 5.4(a)(y);

(h)     the rights of the Seller under the Contracts, including the rights to the Material Contracts listed in Schedule 5.5(b), and all outstanding offers or solicitations made by or to the Seller to enter into any Contract;

(i)     all permits, licenses, authorizations and other approvals of all Governmental Authorities required for the Business, including those listed in Schedule 5.9(e), and all pending applications therefor or renewals thereof, in each case to the extent transferable to the Purchaser and not required for the Winia Business;

(j)     all data and records related primarily to the operations of the Business, including client and customer lists, referral sources, research and development reports, production reports, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and all personnel records;

(k)     all of the intangible rights and intangible property of the Business, including going concern value and goodwill; and

(l)     all claims of the Seller against third parties relating to the Purchased Assets (excluding any claims of the Seller against Hyundai Marine and Fire Insurance pursuant to the Business Interruption and General Liability sections of the package insurance policy of the Seller with Hyundai Marine and Fire Insurance).

EXHIBIT B: Excluded Assets

(a)     Leasehold deposits for the Kunpo Offices, the Executive Apartments and the Kuro Warehouse.

(b)     Membership (and membership fee), damage deposit and usage fees for the Hanwha condominium (4 accounts) and membership for the Hyundai condominium (3 accounts).

(c)     Short-term loans and long-term loans to corporate employees of the Business.

(d)     Cash, cash equivalents, certificates of deposit and other investments of the Seller not set forth on the Final Balance Sheet.

(e)     Rights or interests in or to the word "Winia" or "Mando" or any variant thereof or any other trademark or tradename utilized by divisions or operations of the Seller other than the Business (except to the extent of the license granted to the Purchaser pursuant to the Trademark License Agreement).

(f)     Insurance policies of the Seller and proceeds thereof and rights thereunder.

EXHIBIT C: Subject Liabilities

(a)     The Assumed Current Liabilities.

(b)     All Liabilities corresponding in name, character and calculation method with all of the line items listed under the "Long-Term Liabilities" contained in the Reference Balance Sheet (as they are updated in the Provisional Final Balance Sheet and the Final Balance Sheet) other than "Debenture."

(c)     The Anhui Mando Indemnity.

EXHIBIT D: ACC RETAINED LIABILITIES

ACC Retained Liabilities shall include, without limitation:

(a)     any Liability arising out of or relating to products or components thereof of the Seller to the extent manufactured or sold prior to the Closing Date in the course of the Business and to the extent that such Liability is a Product Liability;

(b)     any Liability of the Seller under any Contract assigned to the Purchaser pursuant to Section 2.1(c) that arises after the Closing Date but that arises out of or relates to any breach that occurred prior to the Closing Date;

(c)     any Liability of the Seller arising out of any action, arbitration, audit, hearing, investigation or litigation in relation to the Business (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the knowledge of the Seller, threatened as of the Closing Date;

(d)     any Liability of the Seller arising out of any of any action, arbitration, audit, hearing, investigation or litigation in relation to the Business (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date; and

(e)     any Liability of the Seller arising out of or resulting from Seller's compliance or noncompliance with any Law or Order in relation to the Business.